UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

PROGENICS PHARMACEUTICALS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(2) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

April 30, 2018

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Progenics Pharmaceuticals, Inc. (the “Company”) to be held on Wednesday, June 13, 2018 at 10:00 A.M. local time at the Company’s offices located at One World Trade Center, 47th Floor, Suite J, New York, NY 10007. You must RSVP that you will attend the meeting in person. Please see the enclosed proxy card for more information on how to RSVP.

At this Meeting, you are being asked to consider and vote on (i) the election of Progenics’ directors; (ii) the annual advisory vote on executive compensation; (iii) ratifying your Board’s selection of Ernst & Young LLP to serve as Progenics’ independent registered public accounting firm for 2018; (iv) the approval of the 2018 Performance Incentive Plan; and (v) a stockholder proposal described in the accompanying Proxy Statement.

Your Board encourages stockholders to participate in Progenics’ affairs and invites you to attend the Meeting in person. It is always important that your shares be represented. Whether or not you decide to attend the Meeting, we urge you to vote. Even if you return a Proxy Card or vote via the Internet or by telephone, you may still attend the Meeting and vote in person.

Thank you for your participation.

Very truly yours,

/s/ Peter J. Crowley

PETER J. CROWLEY

Chairman of the Board of Directors

PROGENICS PHARMACEUTICALS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held June 13, 2018

The Annual Meeting of Stockholders of Progenics Pharmaceuticals, Inc. (the “Company”) will be held at the Company’s offices located at One World Trade Center, 47th Floor, Suite J, New York, NY 10007, on Wednesday, June 13, 2018 at 10:00 A.M. local time, for the purpose of considering and voting upon the following matters, each as more fully described in the attached Proxy Statement:

1.	Electing seven directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and have qualified.

2.	Approving, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this year’s Proxy Statement.

3.	Ratifying the Board’s selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2018.

4.	Approving the 2018 Performance Incentive Plan.

5.	Considering the stockholder proposal described in this year’s Proxy Statement.

Stockholders of record at the close of business on April 20, 2018 are entitled to receive notice of and vote at the Meeting. A list of stockholders entitled to vote at the Meeting is open to examination by any stockholder at our principal offices, One World Trade Center, 47th Floor, Suite J, New York, NY 10007.

Whether or not you plan to attend the Meeting, please vote your shares promptly via the Internet or the toll-free telephone number as described in the enclosed materials. If you received a Proxy Card by mail, please sign, date and return it in the envelope provided. If you attend the Meeting and vote in person, your vote by Proxy will not be used. However, you must RSVP that you will attend the meeting in person. You may revoke your Proxy at any time prior to its exercise, regardless of the manner used to transmit your voting instructions.

Promptly communicating your voting instructions by any of these methods will help us in preparing for the Meeting. We greatly appreciate your cooperation and participation.

By order of the Board of Directors,

/s/ Mark R. Baker

Mark R. Baker

Chief Executive Officer

New York, New York

April 30, 2018

PROGENICS PHARMACEUTICALS, INC.

One World Trade Center

New York, New York 1007

April 30, 2018

PROXY STATEMENT FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished to holders of Progenics Pharmaceuticals, Inc. (the “Company”, “Progenics”, “we” or “us”) common stock, in connection with the solicitation of proxies, in the accompanying form, by our Board of Directors for use at the Annual Meeting of Stockholders to be held at the Company’s offices located at One World Trade Center, 47th Floor, Suite J, New York, NY 10007 on Wednesday, June 13, 2018, at 10:00 A.M. local time, and at any and all adjournments thereof.

Our proxy materials are most readily available to stockholders on the Internet. On the date of this Proxy Statement, we are

●	Mailing to stockholders a Notice of Internet Availability of Proxy Materials that contains instructions on how to access the proxy materials online and how to request a physical or email copy; and

●

Making available at www.proxyvote.com the Notice, Proxy Statement, Proxy Card, and a copy of our 2017 Annual Report to Stockholders, which includes our Annual Report on Form 10-K to the U.S. Securities and Exchange Commission (“SEC”). To view these documents, enter the 12-digit control number which appears on your Notice.

These proxy materials and our other SEC filings are available on the Internet at www.progenics.com, and on the SEC’s EDGAR system, at www.sec.gov. You may also obtain without charge a copy of our Form 10-K and this Proxy Statement by writing to Investor Relations at our address above.

Stockholders of record at the close of business on April 20, 2018 are entitled to vote at the Meeting and any adjournment thereof. At that date, there were outstanding 73,718,683 shares of Progenics common stock, our only class of voting securities outstanding. Each stockholder is entitled to one vote for each share of common stock registered in the holder’s name on the record date. A majority of all shares of common stock outstanding constitutes a quorum and is required to be present in person or by proxy to conduct business at the Meeting.

You may revoke the authority granted by your proxy at any time prior to its use by filing with our Corporate Secretary a written revocation, submitting a new, proper proxy via the Internet or telephone after the date of the proxy to be revoked, or attending the Meeting and voting in person. The Company’s officers or employees will solicit proxies chiefly through dissemination of proxy materials via the Internet and the mails, and we may also solicit proxies in person or by telephone or other electronic communication. We may also enlist the aid of brokerage houses or our transfer agent in soliciting proxies. We have engaged Kingsdale Advisors as stockholder advisor and proxy solicitation agent and expect to pay fees to Kingsdale Advisors of approximately $13,500 plus out-of-pocket expenses for such services. We will bear all solicitation expenses, including costs of preparing, assembling and distributing the proxy materials.

Shares of common stock represented by unrevoked proxies will be voted in accordance with the choice or instructions specified on the proxy. The persons named in the proxy intend, unless otherwise specifically instructed in the proxy, to vote all proxies received by them (i) FOR electing the seven director nominees named in Proposal 1; (ii) FOR approving, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement; (iii) FOR ratifying the Board’s selection of Ernst & Young LLP to serve as Progenics’ independent registered public accounting firm for 2018; (iv) FOR approving the 2018 Performance Incentive Plan; and (v) AGAINST the stockholder proposal.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Meeting, seven directors are to be elected to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and have qualified. Proxies given pursuant to this solicitation will be voted as specified in the proxies, and if no specification is made will be voted in favor of the seven nominees listed below. Should a nominee become unavailable to serve for any reason between the date of this Proxy Statement and the Meeting, the proxies will be voted for an alternative nominee to be determined by the persons named in the Proxy Card. The Board has no reason to believe that any nominee will become unavailable between the date of this Proxy Statement and the Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Our By-Laws require that in order to be elected, a director nominee must receive a majority of the votes cast with respect to such nominee in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director continues to serve on the Board until his or her successor is elected and qualified or until earlier resignation or removal (known as the “holdover rule”). In light of the holdover rule and to give appropriate effect to the majority voting standard, each incumbent director named below standing for election has, in accordance with our By-Laws and Corporate Governance Guidelines, submitted a contingent resignation which becomes effective only if the director fails to receive a sufficient number of votes for re-election at an annual meeting and the Board accepts the resignation. If an incumbent director does not receive the required vote for re-election, our Nominating and Corporate Governance Committee would make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board would act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the election results.

Director Nominees

Our nominees for directors of the Company, all of whom are currently directors, are listed below together with information concerning (i) their principal occupations or employment, including other public-company directorships, during the past five years, and (ii) the particular experience, qualifications, attributes, and/or skills of each nominee that led the Board, and the Nominating and Corporate Governance Committee and our independent directors, each to determine that he or she should serve as a director. None of the organizations identified below with which a director has previously been employed or associated is a parent, subsidiary, or affiliate of the Company.

		Nominee Committee Memberships
Name	Director Since	Audit	Nominating & Corporate Governance	Compensation	Science	Compliance
Peter J. Crowley	2009			Δ	●
Mark R. Baker	2009				●
Bradley L. Campbell	2016				●	Δ
Karen J. Ferrante	2014	●			●
Michael D. Kishbauch	2013	●	Δ	●		●
David A. Scheinberg	1996				Δ
Nicole S. Williams	2007	Δ	●

●	= Denotes member
Δ	= Denotes chair

Mr. Crowley, 59, joined our Board in February 2009. He is currently an Operating Partner of WindRose Health Investors (formerly MTS Health Partners, L.P.), a New York based healthcare merchant bank, and an Operating Partner at JH Partners LLC, a private equity firm, in which capacities he has served since 2011 and 2008, respectively. Mr. Crowley retired in 2008 as Managing Director of the Healthcare Investment Banking group at Oppenheimer & Co. Inc. (formerly CIBC World Markets Inc.), which he headed since 1995, with responsibility for public and private financing and advisory services for biotechnology, pharmaceutical, medical device and healthcare services companies. Mr. Crowley serves on the board of directors of the Foundation Fighting Blindness. He is also a board member at Medical Knowledge Group, an analytics driven marketing service company; Anabios, a private biotechnology company; and Ouidad, Inc., a hair salon company; and served until October 2017, as a director of Celerion, a contract research organization. Mr. Crowley holds an M.B.A. in finance from Columbia University Graduate School of Business and a B.A. in economics from Harvard University.

Mr. Crowley brings to the Board deep perspective into U.S. and international capital markets and strategic business trends. As a senior investment banker specializing in the healthcare industry, Mr. Crowley developed financial and analytic capabilities which are key inputs in the development of the Company’s strategic direction, the setting of goals for its financial and operational plans, and the oversight of its financial reporting and audit functions. He has extensive knowledge of, and contacts with major participants in, the global biotechnology and pharmaceutical industries, as well as a wealth of experience evaluating the performance of businesses and products in the Company’s industry and designing appropriate strategic and financial alternatives for them.

Mr. Baker, 63, Chief Executive Officer (“CEO”), joined us in 2005 as Senior Vice President & General Counsel and Secretary. In 2008, he was appointed Executive Vice President, Corporate, in 2009 became President and a director, and has been CEO since March 2011. From 2003 to 2005, Mr. Baker was Chief Business Officer, Secretary and a director of New York Trans Harbor LLC, a privately-held ferry operation in New York City. From 1997 to 2001, he was Executive Vice President, Chief Legal Officer and Secretary of Continental Grain Company, a privately-held international agri-business and financial concern. Prior thereto, he was a partner and Co-Chairman of the Capital Markets Group of the New York law firm, Dewey Ballantine LLP. Mr. Baker also serves as Chairman of the Board of Directors of the Brooklyn Bridge Park Conservatory. He has an A.B. degree from Columbia College and a J.D. from the Columbia University School of Law.

Mr. Baker’s qualifications for serving as a director of the Company include his over 30 years of business and legal experience, a significant portion of which has been in the life sciences industry. Mr. Baker has been involved in the senior management of the organizations with which he worked before joining the Company, and has extensive experience managing public and private companies, including specific experience with respect to the financial, accounting, audit, human resources, intellectual property, legal, environmental, insurance, scientific and operational aspects of businesses in diverse industries. He has also served as a legal and business advisor to numerous boards of directors of public and private entities.

 Mr. Campbell, 42, joined our Board in June 2016. He has over 15 years of experience in the orphan drug industry and is currently serving as President and Chief Operating Officer of Amicus Therapeutics (NASDAQ: FOLD), a biotechnology company. In this capacity, he leads the global commercial organization responsible for the strategy, design and execution of the launch of GalafoldTM for the treatment of Fabry Disease and oversees the technical operations, market access, and program management functions. Before joining Amicus, Mr. Campbell held positions of increasing responsibility at Genzyme and Bristol-Myers Squibb and of strategy consultant for Marakon Associates. He is a member of the BioNJ Board of Directors and is also past President of the National Tay-Sachs and Allied Diseases Association Board of Directors where he currently serves on their Corporate Advisory Council. Mr. Campbell received a B.A. in Public Policy from Duke University and an M.B.A. from Harvard Business School.

Mr. Campbell’s qualifications for serving as a member of our Board include his extensive experience in the pharmaceutical industry in the areas of corporate strategy, commercial operations and planning, business development and sales and marketing.

Dr. Ferrante, 60, joined our Board in January 2014. From April 2014 to August 2016, she was the head of Research and Development and Chief Medical Officer of Tokai Pharmaceuticals, Inc., a publicly traded biopharmaceutical company developing treatments for prostate cancer and other hormonally driven diseases. From 2007 to July 2013, Dr. Ferrante held senior positions at Millennium Pharmaceuticals, Inc. and its parent company, Takeda Pharmaceutical Company Limited, including Chief Medical Officer and most recently as Oncology Therapeutic Area Head and Cambridge USA Site Head from May 2013 to July 2013. From 1999 to 2007, she held positions of increasing responsibility at Pfizer Global Research & Development, culminating as Vice President, Oncology Development. She began her career in the pharmaceutical industry in 1995 as Associate Director of Clinical Oncology at Bristol-Myers Squibb Company. Prior to that, she was at the New England Deaconess Hospital in Boston (Beth Israel Deaconess), where she completed her internship and residency in internal medicine followed by her fellowship in hematology and oncology. While at Beth Israel Deaconess, she served as Instructor, Clinical Instructor and Clinical Fellow in Medicine at the Harvard Medical School. Dr. Ferrante serves on the Boards of MacroGenics, Inc., a publicly traded clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer, autoimmune disorders and infectious diseases, and Hutchinson China MediTech Limited (Chi-Med), a publicly traded innovative biopharmaceutical company which researches, develops, manufactures and sells pharmaceuticals and health care products, and Unum Therapeutics,  a publicly traded clinical-stage biopharmaceutical company focused on the development of novel immunotherapy products.

Dr. Ferrante also served as a director of Baxalta Inc., a publicly traded global biopharmaceutical company until its acquisition by Shire Pharmaceuticals in June 2016. She holds a B.S. in Chemistry and Biology from Providence College and an M.D. from Georgetown University; she has also been an author of a number of papers in the oncology field, is an active participant in academic and professional associations and symposia, and holds several patents.

Dr. Ferrante’s more than two decades’ experience working with major biotechnology and pharmaceutical companies and leading their efforts in oncology research and development and clinical activities, together with her prior experience as a practicing oncologist, gives her deep knowledge in our principal focus of operations, adding broad and significant insight into our developmental and clinical efforts for the perspective of our Board.

Mr. Kishbauch, 69, joined our Board in September 2013. He has held senior management positions in the life sciences industry for almost three decades, with extensive operational, strategic, product planning and promotion, sales, marketing and product launch experience. Mr. Kishbauch was most recently President and Chief Executive Officer of Achillion Pharmaceuticals, Inc., a publicly traded pharmaceutical company, in which capacities, as well as a director, he served from 2004 until his retirement in 2013. Before joining Achillion, Mr. Kishbauch founded in 1996 and served until 2004 as President and Chief Executive Officer of OraPharma, Inc., a publicly traded, commercial-stage pharmaceutical company focused on oral health care which was acquired by Johnson & Johnson in 2003. He previously held senior management positions with MedImmune, Inc. Mr. Kishbauch continues to serve on Achillion’s board as a member of the Board and its Compliance Committee, and also serves on the Board of Catabasis Pharmaceuticals, Inc., also a publicly traded biopharmaceutical company, where he is a member of the Audit Committee and the chair of the Compensation Committee. He was a director of ARIAD Pharmaceuticals, Inc. from 2004 to 2008 and has held board positions with several other life sciences companies. He holds an M.B.A. from the Wharton School of the University of Pennsylvania and a B.A. in biology from Wesleyan University.

Mr. Kishbauch’s extensive experience as an entrepreneur and manager, as well as a public company senior executive, has provided him a uniquely comprehensive knowledge of and perspective on our industry and adds significant value to our Board.

Dr. Scheinberg, 62, joined our Board in 1996. Since 1986, he has been associated with the Sloan-Kettering Institute for Cancer Research, and, since 2002, he has served as the Vincent Astor Chair and Member, Leukemia Service; Chairman, Molecular Pharmacology Program; and Chairman, Experimental Therapeutics Center. He also holds the positions of Professor of Medicine (since 2002) and of Pharmacology (since 1999) at the Weill-Cornell Medical College of Cornell University, and is a Founder and Director of the Tri-Institutional Therapeutics Discovery Institute, a non-profit drug development corporation formed by Sloan-Kettering, Cornell and The Rockefeller University since 2013. He received a B.A. from Cornell and an M.D. and a Ph.D. in pharmacology and experimental therapeutics from The Johns Hopkins University School of Medicine.

Dr. Scheinberg’s expertise as a leading academic oncologist at Sloan-Kettering and Cornell is exceptionally valuable to the Board and its Science and Strategy Committee, which he chairs. He evaluates potential research directions and the design and monitoring of resulting programs. His broad knowledge of and contacts in the highest levels of medical research are important to our efforts to advance our research and development initiatives.

Ms. Williams, 73, joined our Board in January 2007. In May 2006, she retired as Chief Financial Officer of Abraxis BioScience Inc., a biopharmaceutical company, and President of its Abraxis Pharmaceutical Products division, positions she assumed upon the April 2006 merger of American Pharmaceutical Partners, Inc. and American Bioscience Inc. From 2002 to 2006, Ms. Williams was the Executive Vice President and Chief Financial Officer of American Pharmaceutical Partners, Inc., as well as President from 2005 to 2006. Previously, she was Executive Vice President and Chief Financial Officer of R.P. Scherer Corp., a global drug delivery company. Ms. Williams is President of the Nicklin Capital Group, Inc., a firm she founded in 1999 to invest in and provide consulting to early-stage technology companies in the Midwest. She was a director and Audit Committee chair until November 2015 and a Compensation Committee member, at Intercept Pharmaceuticals, Inc., a publicly traded biotechnology company, and previously held the same positions, in addition to Nominating and Governance Committee chair, at Orchid Cellmark, Inc., a leading DNA identity testing service company, until its 2011 purchase by Laboratory Corporation of America Holdings. Ms. Williams received her Demi-License en Science Politique from the University of Geneva, Switzerland, her License en Science Politique from the Graduate Institute of International Affairs, University of Geneva, Switzerland and her M.B.A. from the Graduate School of Business, University of Chicago. She is a National Association of Corporate Directors Board Leadership Fellow.

Ms. Williams’ experience gives her special insight into the financial and operational issues that a company in the pharmaceutical industry faces. She brings expertise to us in the areas of financial analysis and reporting, internal auditing and controls, and risk management oversight. Her board and audit committee roles at other public companies give her a broad perspective in the areas of financial reporting, and audit and enterprise risk management (“ERM”). Her international training and experience with global corporations helps to guide us as our operations and activities have become more global.

VOTING

Those nominees receiving a majority of the votes cast in respect of him or her (the number of shares voted “for” the nominee must exceed the number of votes cast “against”) will be elected directors. Since neither abstentions nor broker non-votes are considered to be “votes cast,” they will not affect the outcome of the election.

Your Board deems the election of the seven nominees listed above as directors to be in the Company’s and stockholders’ best interests and recommends a vote FOR their election.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under Section 14A of the Exchange Act, which was put in place by the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act our stockholders are entitled to vote, on an advisory, nonbinding basis, on the compensation of the following individuals: Mark R. Baker, our Chief Executive Officer (“CEO”), Patrick Fabbio, our Chief Financial Officer (“CFO”), Jeffrey D. Summer, our Senior Vice President, Digital Technology, Bryce Tenbarge, our Senior Vice President, Commercial, and Vivien Wong, our Executive Vice President, Development. These individuals are referred to as Named Executive Officers (“NEOs”). Biographical, compensation, and other information concerning the NEOs appears in Executive and Other Officers and Executive Compensation, below.

As described in detail under Executive Compensation -- Compensation Discussion and Analysis (“CD&A”), our senior executive compensation program is designed to retain and incentivize high quality executives whose efforts are key to our long-term success. Our NEOs are rewarded on the basis of individual and corporate performance measured against established corporate and strategic goals. The CD&A provides details about our executive compensation philosophy, objectives, and processes as well as information about 2017 compensation of our NEOs.

The Compensation Committee of our Board establishes and reviews NEO compensation to help ensure it achieves the desired goal of aligning executive compensation with our stockholders’ interests and current market practices.

In this proposal we ask stockholders to give advisory approval of the compensation of our NEOs. This vote is intended to address overall NEO compensation and the philosophy, policies and practices described in this Proxy Statement, rather than any specific item of compensation. We recommend that stockholders cast a non-binding advisory vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders, particularly in the Compensation Discussion and Analysis and compensation tables, is hereby approved.”

The say-on-pay vote is advisory, and therefore not binding on us, the Compensation Committee, or the Board. Nevertheless, the Compensation Committee and the Board value the opinions of stockholders, whether expressed through this vote or otherwise, and, accordingly, intend to consider the results of this vote in making future determinations regarding executive compensation arrangements.

Our current policy is to provide stockholders with an opportunity to approve the compensation of the NEOs each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2019 annual meeting of stockholders.

VOTING

A majority of the votes cast at the Meeting in person or by proxy is necessary for approval of this advisory resolution. Since neither abstentions nor broker non-votes are considered to be “votes cast,” they will not affect the outcome of the vote.

Your Board deems approval of this advisory resolution to be in the Company’s and stockholders’ best interests and recommends a vote FOR Proposal 2.

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP (“EY”) to serve as our independent registered public accounting firm for 2018. EY has served in this capacity since their appointment as our independent auditors in 2012.

A representative of EY is expected to be present at the Meeting with the opportunity to make a statement if he or she so desires and to be available to respond to appropriate questions.

Although it is not required to do so, the Audit Committee is submitting the selection of EY as our independent registered public accounting firm for ratification at the Meeting. If this selection is not ratified, the Audit Committee will reconsider its choice.

Fees Billed for Services Rendered by Current and Former Accounting Firms

The following table discloses the fees that EY billed or is expected to bill for professional services rendered to us for 2017 and 2016:

	2017	2016
Audit Fees (1)	$789,003	$705,499
Tax Fees (2)	$-	$67,500
All Other Fees (3)	$2,172	$1,627

(1)

In connection with (i) the audit of our annual financial statements, including attestation services required under section 404 of the Sarbanes-Oxley Act of 2002, and reviews of quarterly interim financial statements ($689,003 in 2017 and $705,499 in 2016) and (ii) the filing of a replacement shelf registration statement on Form S-3 with the SEC and issuance of comfort letters for at-the-market transactions ($100,000 in 2017).

(2)	In connection with (i) tax return preparation ($35,000 for 2016) and (ii) tax consultation services for a U.S. Internal Revenue Code (the “IRC”) Section 382 analysis ($32,500 for 2016).
(3)	For proprietary internet-based services ($2,172 in 2017 and $1,627 in 2016).

Pre-Approval of Audit and Non-Audit Services by the Audit Committee

Audit and non-audit services performed for us by our independent registered public accounting firm must be pre-approved by the Audit Committee in order to assure that the provision of such services does not impair the accounting firm’s independence. During the first quarter of each year, the Audit Committee reviews a schedule prepared by the accounting firm of certain types of services to be provided for that year along with projected fees. The Audit Committee reviews the schedule and provides general pre-approval of those types of services. The fee amounts are updated to the extent necessary at regularly scheduled meetings of the Audit Committee. Any additional service proposed to be provided after the annual pre-approval process requires specific pre-approval by the Audit Committee. The Audit Committee may delegate either general or specific pre-approval authority to its chair or any other member(s). The member(s) to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next meeting. The Audit Committee approved all services described above during 2017 and 2016.

VOTING

A majority of the votes cast at the Meeting in person or by proxy is necessary for ratification of the selection of EY as our independent registered public accounting firm. Since neither abstentions nor broker non-votes are considered to be “votes cast,” they will not affect the outcome of the vote.

Your Board deems the ratification of the selection of Ernst & Young LLP to be in the Company’s and stockholders’ best interests and recommends a vote FOR Proposal 3.

PROPOSAL 4: APPROVAL OF THE 2018 PERFORMANCE INCENTIVE PLAN

At the Annual Meeting, stockholders are being asked to approve our 2018 Performance Incentive Plan (the “2018 Plan”), which was adopted, subject to stockholder approval, by the Board on March 28, 2018.

We believe that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the proposed 2018 Plan are an important attraction, retention, and motivation tool for participants in the plan.

We currently maintain the 2005 Stock Incentive Plan (as amended in June 2014) (the “2005 Plan”). As of March 31, 2018, a total of 6,820,830 shares of our common stock were then subject to outstanding awards granted under the 2005 Plan, all of which were stock option awards, and an additional 2,482,371 shares of our common stock were then available for new award grants under the 2005 Plan. With respect to the stock options that were outstanding on that date, the weighted-average exercise price of these options was $7.12 per share, and the weighted-average remaining term of these options was 6.6 years.

The Board believes that the number of shares currently available under the 2005 Plan does not give us sufficient authority and flexibility to adequately provide for future incentives. If stockholders approve the 2018 Plan, no new awards will be granted under the 2005 Plan after the Annual Meeting. In that case, the number of shares of our common stock that remain available for award grants under the 2005 Plan immediately prior to the Annual Meeting will become available for award grants under the 2018 Plan. An additional 4,800,000 shares of our common stock will also be made available for award grants under the 2018 Plan. In addition, if stockholders approve the 2018 Plan, any shares of common stock subject to outstanding awards under the 2005 Plan that expire, are cancelled, or otherwise terminate after the Annual Meeting will also be available for award grant purposes under the 2018 Plan.

If stockholders do not approve the 2018 Plan, we will continue to have the authority to grant awards under the 2005 Plan. If stockholders approve the 2018 Plan, the termination of our grant authority under the 2005 Plan will not affect awards then outstanding under that plan.

Summary Description of the 2018 Performance Incentive Plan

The principal terms of the 2018 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2018 Plan, which appears as Appendix A to this Proxy Statement.

Purpose. The purpose of the 2018 Plan is to promote the success of the Company by providing an additional means for us to attract, motivate, retain and reward selected employees and other eligible persons through the grant of awards. Equity-based awards are also intended to further align the interests of award recipients and our stockholders.

Administration. Our Board or one or more committees appointed by our Board will administer the 2018 Plan. Our Board has delegated general administrative authority for the 2018 Plan to the Compensation Committee. The Board or a committee thereof (within its delegated authority) may delegate different levels of authority to different committees or persons with administrative and grant authority under the 2018 Plan. (The appropriate acting body, be it the Board or a committee or other person within its delegated authority is referred to in this proposal as the “Administrator”).

The Administrator has broad authority under the 2018 Plan, including, without limitation, the authority:

•	to select eligible participants and determine the type(s) of award(s) that they are to receive;
•

to grant awards and determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and, in the case of share-based awards, the number of shares to be offered or awarded;

•

to determine any applicable vesting and exercise conditions for awards (including any applicable performance and/or time-based vesting or exercisability conditions) and the extent to which such conditions have been satisfied, or determine that no delayed vesting or exercise is required, to determine the circumstances in which any performance-based goals (or the applicable measure of performance) will be adjusted and the nature and impact of any such adjustment, to establish the events (if any) on which exercisability or vesting may accelerate (including specified terminations of employment or service or other circumstances), and to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards (subject in the case of options and stock appreciation rights to the maximum term of the award);

•	to cancel, modify, or waive our rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;
•	subject to the other provisions of the 2018 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award;
•

to determine the method of payment of any purchase price for an award or shares of our common stock delivered under the 2018 Plan, as well as any tax-related items with respect to an award, which may be in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of our common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law;

•

to modify the terms and conditions of any award, establish sub-plans and agreements and determine different terms and conditions that the Administrator deems necessary or advisable to comply with laws in the countries where we or one of our subsidiaries operates or where one or more eligible participants reside or provide services;

•	to approve the form of any award agreements used under the 2018 Plan; and
•	to construe and interpret the 2018 Plan, make rules for the administration of the 2018 Plan, and make all other determinations for the administration of the 2018 Plan.

No Repricing. In no case (except due to an adjustment to reflect a stock split or other event referred to under “Adjustments” below, or any repricing that may be approved by stockholders) will the Administrator (1) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

Eligibility. Persons eligible to receive awards under the 2018 Plan include our or any of our subsidiaries’ officers or employees, our directors, and certain consultants and advisors to us or any of our subsidiaries. Currently, approximately sixty-five (65) officers and employees (including all of our named executive officers), and each of the six members of the Board who are not employed by us or any of our subsidiaries (“non-employee directors”), are considered eligible under the 2018 Plan.

Aggregate Share Limit. The maximum number of shares of our common stock that may be issued or transferred pursuant to awards under the 2018 Plan equals the sum of the following (such total number of shares, the “Share Limit”):

•	4,800,000 shares, plus
•

the number of shares available for additional award grant purposes under the 2005 Plan as of the date of the Annual Meeting and determined immediately prior to the termination of the authority to grant new awards under that plan as of the date of the Annual Meeting, plus

•

the number of any shares subject to stock options granted under the 2005 Plan and outstanding as of the date of the Annual Meeting which expire, or for any reason are cancelled or terminated, after the date of the Annual Meeting without being exercised (which, for purposes of clarity, will become available for award grants under the 2018 Plan on a one-for-one basis, plus

•

the number of any shares subject to restricted stock and restricted stock unit awards granted under the 2005 Plan that are outstanding and unvested as of the date of the Annual Meeting which are forfeited, terminated, cancelled, or otherwise reacquired after the date of the Annual Meeting without having become vested (with any such shares taken into account based on the premium share-counting rule discussed below for full-value awards).

As of March 31, 2018, approximately 2,482,371 shares were available for additional award grant purposes under the 2005 Plan, approximately 6,820,830 shares were subject to stock options then outstanding under the 2005 Plan, and no shares were subject to restricted stock or restricted stock unit awards then outstanding under the 2005 Plan. As noted above, no additional awards will be granted under the 2005 Plan if stockholders approve the 2018 Plan.

Shares issued in respect of any “full-value award” granted under the 2018 Plan will be counted against the Share Limit as 1.42 shares for every one share actually issued in connection with the award. For example, if we granted a bonus of 100 shares of our common stock under the 2018 Plan, 142 shares would be counted against the Share Limit with respect to that award. For this purpose, a “full-value award” generally means any award granted under the 2018 Plan other than a stock option or stock appreciation right.

Additional Share Limits. The following other limits are also contained in the 2018 Plan. These limits are in addition to, and not in lieu of, the Share Limit for the plan described above and, in the case of share-based limits, are applied on a one-for-one basis without applying the premium share-counting ratio for full-value awards discussed above.

•

The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 4,800,000 shares. (For clarity, any shares issued in respect of incentive stock options granted under the plan will also count against the overall Share Limit above.)

•

The maximum number of shares that may be subject to awards granted to a non-employee director under the 2018 Plan during any one calendar year is 100,000 shares; provided that this limit will be 200,000 shares as to (1) a non-employee director who is serving as the independent Chair of the Board or as a lead independent director at the time the applicable grant is made or (2) any new non-employee director for the calendar year in which the non-employee director is first elected or appointed to the Board. This limit does not apply to, and will be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of ours or one of our subsidiaries. This limit applies on an individual basis and not on an aggregate basis to all non-employee directors as a group.

Share-Limit Counting Rules. The Share Limit of the 2018 Plan is subject to the following rules:

•

Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2018 Plan will not be counted against the Share Limit and will again be available for subsequent awards under the 2018 Plan.

•

To the extent that shares are delivered pursuant to the exercise of a stock appreciation right granted under the 2018 Plan, the number of shares as to which such exercise relates will be counted against the Share Limit. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares will be counted against the Share Limit with respect to the exercise.)

•

Shares that are exchanged by a participant or withheld by us to pay the exercise or purchase price of an award granted under the 2018 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any award granted under the 2018 Plan, will be counted against the Share Limit and will not again be available for subsequent awards under the 2018 Plan.

•

To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the Share Limit and will again be available for subsequent awards under the 2018 Plan.

In addition, the 2018 Plan generally provides that shares issued in connection with awards that are granted by us or become our obligations through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2018 Plan. We may not increase the applicable share limits of the 2018 Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

Types of Awards. The 2018 Plan authorizes stock options, stock appreciation rights, and other forms of awards granted or denominated in our common stock or units of our common stock, as well as cash bonus awards. The 2018 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be structured to be paid or settled in cash.

A stock option is the right to purchase shares of our common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of our common stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “Federal Income Tax Consequences of Awards Under the 2018 Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the IRC and the 2018 Plan. Incentive stock options may only be granted to our or any of our subsidiaries’ employees.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of share of our common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally may not be less than the fair market value of a share of our common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

The other types of awards that may be granted under the 2018 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units or phantom stock (which are contractual rights to receive shares of stock, or cash based on the fair market value of a share of stock), dividend equivalents which represent the right to receive a payment based on the dividends paid on a share of stock over a stated period of time, or similar rights to purchase or acquire shares, and cash awards.

Any awards under the 2018 Plan (including awards of stock options and stock appreciation rights) may be fully-vested at grant or may be subject to time- and/or performance-based vesting requirements.

Dividend Equivalents; Deferrals. The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that awards under the 2018 Plan (other than options or stock appreciation rights), and/or deferrals, earn dividends or dividend equivalents based on the amount of dividends paid on outstanding shares of our common stock, provided that any dividends and/or dividend equivalents as to the portion of an award that is subject to unsatisfied vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable vesting requirements are not satisfied. (or, in the case of a restricted stock or similar award where the dividend must be paid as a matter of law, the dividend payment will be subject to forfeiture or repayment, as the case may be, if the related vesting conditions are not satisfied).

Assumption and Termination of Awards. If an event occurs in which we do not survive (or do not survive as a public company in respect of our common stock), including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of our business, stock, or assets, awards then-outstanding under the 2018 Plan will not automatically become fully vested pursuant to the provisions of the 2018 Plan so long as such awards are assumed, substituted for or otherwise continued. However, if awards then-outstanding under the 2018 Plan are to be terminated in such circumstances (without being assumed or substituted for), such awards would generally become fully vested (with any performance goals applicable to the award being deemed met at the “target” performance level), subject to any exceptions that the Administrator may provide for in an applicable award agreement. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2018 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event or in connection with a termination of the award holder’s employment. For the treatment of outstanding equity awards held by the NEOs in connection with a termination of employment and/or a change in control of the Company, please see the “Potential Payments Upon Termination or Change in Control” below in this Proxy Statement.

Transfer Restrictions. Subject to certain exceptions contained in Section 5.6 of the 2018 Plan, awards under the 2018 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient’s family members).

Adjustments. As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2018 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority. Except as expressly provided with respect to the termination of the authority to grant new awards under the 2005 Plan if stockholders approve the 2018 Plan, the 2018 Plan does not limit the authority of the Board or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.

Termination of or Changes to the 2018 Plan. The Board may amend or terminate the 2018 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by the Board. Unless terminated earlier by the Board and subject to any extension that may be approved by stockholders, the authority to grant new awards under the 2018 Plan will terminate on March 28, 2028. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

U.S. Federal Income Tax Consequences of Awards under the 2018 Plan

The U.S. federal income tax consequences of the 2018 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2018 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the IRC to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, we are generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, we are generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2018 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2018 Plan in connection with a “change in control” (as this term is used under the IRC), we may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the IRC (and certain related excise taxes may be triggered). Furthermore, under Section 162(m) of the IRC, the aggregate compensation in excess of $1,000,000 attributable to awards held by a current or former NEO may not be deductible by us in certain circumstances.

Specific Benefits under the 2018 Performance Incentive Plan

We have not approved any awards that are conditioned upon stockholder approval of the 2018 Plan. We are not currently considering any other specific award grants under the 2018 Plan, other than the annual grants of stock options to our non-employee directors described in the following paragraph. If the 2018 Plan had been in existence in 2017, we expect that our award grants for 2017 would not have been substantially different from those actually made in that year under the 2005 Plan. For information regarding stock-based awards granted to our NEOs during 2017, see the material under the heading “Executive Compensation” below.

As described under “Director Compensation” below, our current compensation policy provides for each non-employee director to receive an annual stock option award of 25,000 common shares (55,000 common shares in the case of the Chair). For illustrative purposes only, the aggregate number of shares that would be subject to the annual grants under the director equity grant program for calendar years 2018 through 2028 (the ten remaining years in the term of the 2018 Plan, assuming the plan is approved) to our six non-employee directors as a group would be 1,800,000. This calculation assumes that there are no new eligible directors, there continue to be six eligible directors (including one Chair) seated, and there are no changes to the awards granted under the director equity grant program.

The following paragraphs include additional information to help you assess the potential dilutive impact of our equity awards and the 2018 Plan. The 2005 Plan is our only equity compensation plan.

“Overhang” refers to the number of shares of our common stock that are subject to outstanding awards or remain available for new award grants. The following table shows the total number of shares of our common stock that were subject to outstanding stock options granted under the 2005 Plan and that were then available for new award grants under the 2005 Plan as of December 31, 2017 and as of March 31, 2018. (There are no shares of our common stock subject to outstanding restricted stock or restricted stock unit awards.)

	As of December 31, 2017	As of March 31, 2018
Shares subject to outstanding stock options	5,535,368	6,820,830

Shares available for new award grants	3,767,833	2,482,371

The weighted-average number of shares of our common stock issued and outstanding in each of the last three fiscal years was 69,716,287 shares issued and outstanding in 2015; 70,002,965 shares issued and outstanding in 2016; and 70,284,163 shares issued and outstanding in 2017. The number of shares of our common stock issued and outstanding as of December 31, 2017 and March 31, 2018 was 71,444,637 and 72,765,083 shares, respectively.

“Burn rate” refers to the number of shares that are subject to awards that we grant over a particular period of time. The total number of shares of our common stock subject to awards that we granted under the 2005 Plan in each of the last three fiscal years, and to date (as of March 31, 2018) for 2018, are as follows:

•	1,127,646 shares in 2015 (which was 2% of the weighted-average number of shares of our common stock issued and outstanding in 2015), of which all shares were subject to stock options;
•	1,228,900 shares in 2016 (which was 2% of the weighted-average number of shares of our common stock issued and outstanding in 2016), of which all shares were subject to stock options;
•	1,232,265 shares in 2017 (which was 2% of the weighted-average number of shares of our common stock issued and outstanding in 2017), of which all shares were subject to stock options; and
•	1,312,763 shares in 2018 through March 31, 2018 (which was 2% of the number of shares of our common stock issued and outstanding on March 31, 2018), of which all shares were subject to stock options.

Thus, the total number of shares of our common stock subject to awards granted under the 2005 Plan per year over the last three fiscal years (2015, 2016, and 2017) has been, on average, 2% of the weighted-average number of shares of our common stock issued and outstanding for the corresponding year.

The total number of shares of our common stock that were subject to awards granted under the 2005 Plan that terminated or expired, and thus became available for new award grants under the 2005 Plan, in each of the last three fiscal years, and to date (as of March 31, 2018) in 2018, are as follows: 1,231,927 in 2015, 1,097,864 in 2016, 504,236 in 2017, and 1,312,763 in 2018. Shares subject to 2005 Plan awards that terminated or expired and became available for new award grants under the 2005 Plan have been included when information is presented in this 2018 Plan proposal on the number of shares available for new award grants under the 2005 Plan.

The Compensation Committee anticipates that the 4,800,000 additional shares requested for the 2018 Plan (together with the shares available for new award grants under the 2005 Plan on the Annual Meeting date and assuming usual levels of shares becoming available for new awards as a result of forfeitures of outstanding awards) will provide us with flexibility to continue to grant equity awards under the 2018 Plan through approximately the end of 2022. However, this is only an estimate, in our judgment, based on current circumstances. The total number of shares that are subject to our award grants in any one year or from year-to-year may change based on a number of variables, including, without limitation, the value of our common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of directors and officers, whether and the extent to which vesting conditions applicable to equity-based awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the type of awards we grant, and how we choose to balance total compensation between cash and equity-based awards.

The closing market price for a share of our common stock as of March 29, 2018 was $7.46 per share (March 29, 2018 was the final trading day of the month).

Equity Compensation Plans

For more information on our equity compensation plans, please see the section titled “Equity Compensation Plan Information” below.

VOTING

The Board believes that the adoption of the 2018 Plan will promote the interests of us and our stockholders and will help us and our subsidiaries continue to be able to attract, retain, and reward persons important to our success.

All members of the Board and all of our executive officers are eligible for awards under the 2018 Plan and thus have a personal interest in the approval of the 2018 Plan.

A majority of the votes cast at the Annual Meeting in person or by proxy is necessary for approval of the 2018 Plan. Since neither abstentions nor broker non-votes are considered to be “votes cast,” they will not affect the outcome of the election.

Our Board of Directors deems approval of the 2018 Performance Incentive Plan as described above and set forth in Appendix A hereto, to be in our and our stockholders’ best interests and recommends that the holders of common stock vote FOR Proposal 4.

PROPOSAL 5: STOCKHOLDER PROXY ACCESS AMENDMENTS

James McRitchie has notified us that he intends to present the following proposal for consideration at the annual meeting. The proponent’s address and number of shares held may be requested by stockholders from the Corporate Secretary and will be provided promptly upon receipt of any such oral or written request.

RESOLVED: Stockholders of Progenies Pharmaceuticals, Inc. ("PGNX" or the "Company") ask the board of directors (the "Board") to amend its proxy access bylaw provisions and any associated documents, to include the following changes for the purpose of (1) decreasing the average amount of Company common stock the average member of a nominating group would be required to hold for three years to satisfy the aggregate ownership requirements to form a nominating group and (2) decreasing the barriers for re-nomination:

1.

No limitation shall be placed on the number of stockholders that can aggregate their shares to achieve the 3% of common stock required to nominate directors under our Company's proxy access provisions.

2.	No limitation shall be placed on the re-nomination of stockholder nominees based on the number or percentage of votes received in any election.

Supporting Statement: Under current provisions, even if the 20 largest public pension funds were able to aggregate their shares, they would not meet the 3% holding criteria at most of [the] companies examined by the Council of Institutional Investors. Allowing an unlimited number of shareholders to aggregate shares would facilitate greater participation by individuals and institutional investors in meeting the stock ownership requirements, 3% of the outstanding common stock entitled to vote.

The SEC's universal proxy access Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf) was vacated after a court decision regarding the SEC's cost-benefit analysis. Therefore, proxy access rights must be established on a company-by-company basis. Subsequently, a cost-benefit analysis by CFA Institute, Proxy Access in the United States: Revisiting the Proposed SEC Rule (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1), found proxy access would "benefit both the markets and corporate boardrooms, with little cost or disruption," raising US market capitalization by up to $140.3 billion.

Proxy Access: Best Practices 2017

(http://www.cii.org/files/publications/misc/Proxy_Access_2017 FINAL.pdf) by the Council of Institutional Investors (CII), notes "while proxy access has gained broad acceptance, some adopting companies have included, or are considering including, provisions that could significantly impair shareholders' ability to use it."

Governance Changes through Shareholder Initiatives

(https://cba.unl.edu/academicprograms/departments/finance/about/seminar-series/documents/lliev.pdf) found the announcement of shareholder proposals for proxy access submitted to 75 U.S. public companies resulted in $10.6 billion of increased shareholder value across targeted firms.

Although the Company's Board adopted a proxy access bylaw, it contains troublesome provisions that significantly impair the ability of shareholders to participate because of the large average amount of common shares each is required to hold for three years given the current aggregation limit of 20 and the ability of shareholder nominees to run again. Adoption of the requested amendments would come closer to meeting best practices as described by CII. Last year dozens of funds voted FOR a similar proposal, including Wells Fargo Advisors, Invesco Advisors and PNC Capital Advisors. The proposal is especially important shareholders, given Company underperformance relative to the Nasdaq.

Increase Stockholder Value

Vote for Stockholder Proxy Access Amendments- Proposal 5

Board Statement in Opposition to Proposal:

The Board has carefully considered this proposal and believes that it is not in the best interest of the stockholders. Consequently, the Board recommends that the stockholders vote against the proposal, for the following reasons:

On January 25, 2017, the Board adopted proxy access By-law provisions for the Company after carefully assessing the relative advantages and disadvantages to stockholders and the Company of various proxy access formulations. The By-law provisions adopted by the Board allow a group of up to 20 stockholders, holding an aggregate of 3% of the outstanding common stock of the Company continuously for at least three years, to nominate and include in the Company’s proxy materials for an annual meeting of stockholders, up to two director nominees—or 25% of the total number of directors then serving, whichever is greater—subject to certain disclosure, eligibility and procedural requirements. In addition, any stockholder nominee for director who does not receive at least 25% of the votes cast in favor of such stockholder nominee’s election at such annual meeting, shall be ineligible to be a stockholder nominee for the next two annual meetings of stockholders. In crafting the By-law provisions, the Board sought to strike the appropriate balance between accommodating investors' interests in proxy access and protecting against the disruption that could arise from a proxy access right. In the course of doing so, the Board considered the two provisions set out in the proposal, but did not implement them for the reasons set forth below. The changes to the Company's proxy access right requested by this proposal would upset the balance reflected in the current By-law provisions, which remain consistent with the best practices of other significant U.S. public companies with proxy access rights. Specifically:

●

Aggregation limit. The proposal requests removal of the limitation on the number of stockholders that can be aggregated to reach the 3% stockholding requirement. The 20 stockholder limit included in the Company's proxy access By-law provisions is a reasonable limitation to control the administrative burden of confirming and monitoring stock ownership within the group by the Company. The limitation also ensures that the proxy access mechanism is not driven by a large number of stockholders, no one of which has a substantial economic stake in the Company.

In support of his position, the proponent suggests that the 20-stockholder limitation could preclude proxy access by even the largest institutional investors, citing an analysis by the Council of Institutional Investors (“CII”), claiming that “even if the 20 largest public pension funds were able to aggregate their shares, they would not meet the 3% criteria at most of [the] companies examined by [CII].” However, the proponent’s suggestion—and the CII statement—are irrelevant and misleading when applied to the Company’s stockholders. The aggregate holdings of the 20 largest public pension funds in the world reach into the trillions of dollars. Any one of them, much less all 20, have the resources to take a 3% stake in the Company’s common stock. The drawbacks of the change requested by the proposal are further reflected in its limited acceptance: a 20-stockholder aggregation limit has been widely adopted by companies that have adopted proxy access and is widely endorsed among institutional stockholders. In fact, according to data provided via CII’s website, as of July 18, 2017, of U.S. companies surveyed that had adopted proxy access By-laws, approximately 89% used a 20-stockholder aggregation limit.

●

Limit on re-nomination. The Company's proxy access By-law provisions prohibit re-nomination by a stockholder of a candidate who was nominated using proxy access provisions at either of the preceding two annual meetings and did not receive at least 25% of the votes cast in favor of such stockholder nominee’s election. The proposal requests that this limitation now be removed. However, this limitation is needed to prevent a candidate who has not demonstrated the ability to garner significant stockholder support from continuing to impose the expense and disruption of invoking the proxy access process. The provision also prevents such a candidate from needlessly limiting the opportunity of other candidates (who may have more support) to use the proxy access provision.

Board Recommendation:

The robust proxy access provisions that the Board has already adopted promote Board independence and provide substantial opportunities—consistent with best practices—for stockholder input into the Company’s governance process. The changes to proxy access requested by the proposal are unnecessary and would disrupt the balanced approach reflected in our current By-laws. Specifically, the proposed modifications could present risks to our stockholders by removing safeguards that ensure the proxy access mechanism is not abused. A single stockholder or group of stockholders could use the nomination process to pressure the Company into including their nominations in the Company’s proxy materials, thereby effectively causing the Company to fund candidates with interests that may be based on short-term goals or are not aligned with those of all stockholders.

This stockholder proposal will be approved if it receives a majority of the votes cast at the Annual Meeting in person or by proxy. Since neither abstentions nor broker non-votes are considered to be “votes cast,” they will not affect the outcome of the election.

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5.

EXECUTIVE AND OTHER OFFICERS

Information concerning our executive and other officers other than Mr. Baker is set forth below. There are no family relationships between any of our directors and executive officers. None of the organizations identified below with which an officer has previously been employed or associated is a parent, subsidiary or affiliate of the Company. Background information for Mr. Baker is provided under Proposal 1.

Name	Position with the Company
Patrick Fabbio	Senior Vice President and Chief Financial Officer
Benedict Osorio	Senior Vice President, Quality
Jeffrey D. Summer	Senior Vice President, Digital Technology
Bryce Tenbarge	Senior Vice President, Commercial
Vivien Wong	Executive Vice President, Development

Mr. Fabbio, 50, joined us in November 2015 as Senior Vice President and Chief Financial Officer. Prior to joining us, he was Chief Financial Officer of electroCore, a privately-held bioelectric medicine healthcare company, and Vice President, Finance for NPS Pharmaceuticals, Inc., a publicly traded, global rare disease company. Mr. Fabbio has more than 20 years of financial leadership experience in both public and private life science and pharmaceutical companies including: Vice President, Finance, Catalent Pharma Solutions; Chief Financial Officer of Ikano Therapeutics; senior corporate finance, commercial, and transactional roles at Sanofi; and Corporate Controller for Biomatrix Inc., a publicly traded biotechnology company that was acquired by Genzyme. Mr. Fabbio joined the board of directors of BeyondSpring, Inc., a clinical stage public biopharmaceutical company focused in oncology, in January 2018. He graduated from Pace University with a B.B.A. in Accounting and from the Stern School of Business at New York University with an M.B.A. in Finance. He received his certified public accountant license in New Jersey.

Mr. Osorio, 61, initially joined us from July 2005 to October 2012 and returned in February 2018 and currently serves as Senior Vice President, Quality. He has over three decades of experience in pharmaceutical quality control and quality assurance, including service as Vice President, Quality Assurance at Acorda Therapeutics, Vice President, Quality Assurance at Achillion Pharmaceuticals, Vice President, Quality Operations North America at Valeant Pharmaceuticals, Global Head of Quality for Braeburn Pharmaceuticals, Senior Consultant at Complya Consulting, Vice President and Senior Vice President, Quality at Progenics Pharmaceuticals, Director and Senior Director at Forest Laboratories, various positions of increasing responsibility with The PF Laboratories (a subsidiary of Purdue Pharma), ultimately as Executive Director, Quality Assurance and analytical chemist with Berlex Laboratories. He earned both an M.B.A. and an M.S. in chemistry from Seton Hall University and a B.S. in forensic science from John Jay College of Criminal Justice.

Mr. Summer, 58, joined us in May 2015 and currently serves as Senior Vice President, Digital Technology. Prior to joining us, Mr. Summer’s key experience includes nearly fourteen years as a Partner at Deloitte LLP and later working as an independent consultant. While at Deloitte, in addition to leading the firm’s global talent management practice, Mr. Summer served a two-year secondment as the U.S. Firm’s Chief Human Resources Officer. Mr. Summer has advised numerous companies in the Healthcare industry including Pfizer, in the Financial Services industry including Goldman Sachs, and in the Professional Services industry including Baker & McKenzie. Mr. Summer’s pro-bono work with global not-for-profit organizations that serve children has most recently included projects in India, Kenya, Senegal, and the U.S.

Mr. Tenbarge, 45, joined us in August 2016 and currently serves as Senior Vice President, Commercial. Prior to joining us, he was Vice President of Marketing and Commercialization at Celldex Therapeutics, a publicly-traded biotechnology company. Mr. Tenbarge has more than 15 years of commercial leadership experience with highly specialized products including: Senior Director of Global Oncology Marketing at Teva Pharmaceuticals and a variety of roles of increasing responsibility at Bristol-Myers Squibb in professional and payer marketing, market research and business intelligence. Mr. Tenbarge started his career as a commodity trader at Archer Daniels Midland in Chicago prior to receiving his M.B.A. from The Ross School of Business at the University of Michigan.

Dr. Wong, 61, joined us in September 2007 and currently serves as Executive Vice President, Development. For three years prior to joining us, Dr. Wong was Principal at Theritas Pharmaceutical Consultants. From 1989 to 2004, she held positions of increasing responsibility in preclinical development and pharmacology at Emisphere Technologies, Vivoquest, and Regeneron Pharmaceuticals. Dr. Wong has been a co-author on over 30 scientific articles for peer-reviewed journals. She received a B.Sc. in biology from the Mississippi University for Women, a Ph.D. in anatomy and neurobiology from the University of Maryland School of Medicine, and completed a postdoctoral fellowship in neurology at the Albert Einstein College of Medicine.

CORPORATE GOVERNANCE

The Board and its Committees

Leadership. Since 2004, the positions of Board Chair and CEO have been held by different individuals.

Our Chair, Mr. Crowley, and Mr. Baker, CEO and a director, provide leadership to the Board by setting meeting agendas, preparing information and alternatives for presentation to the Board, and leading discussions among and decision making by the Board. In this process, other members of the Board, including Committee chairs, interact freely with Messrs. Crowley and Baker and with other members generally in contributing to the Board’s direction and priorities. Individual directors may and do become involved in matters outside the specific bounds of their Committee responsibilities as and when circumstances warrant and the Board deems appropriate.

Our Board believes that this structure is appropriate because it results in a balanced leadership, combining an independent Chair with members of management involved in the day-to-day operation of our business.

During 2017, the Board held six meetings. It is the policy of the Board to hold an executive session of independent directors at each Board meeting. All Board members attended all meetings of the Board during 2017, except Mr. Campbell who did not attend one meeting of the Board.

Committees. The Board currently has five standing committees. All of our directors attended all meetings of the committee(s) on which he or she served during the year 2017. The Compliance Committee, which was established by the Board in late December 2017, held no meetings in 2017. Each of the committees has a charter that is available on our website, www.progenics.com.

The Audit Committee reviews our quarterly and annual financial statements and the reporting documents in which they are submitted to the SEC, consults with our independent auditors and examines and considers other matters relating to the audit of our financial statements and our financial condition and affairs generally, including the selection and retention of our independent auditors. It is responsible for oversight of our outsourced internal audit provider, which reports directly to it, oversees the work of management to identify, assess, and monitor risk, and liaises with management and the Board in risk mitigation efforts. The Board has determined that Ms. Williams, Chair of the Committee, is an “audit committee financial expert” as such term is defined in in SEC rules. Dr. Ferrante and Mr. Kishbauch are also members of the Audit Committee. The Committee held nine meetings during 2017.

The Compensation Committee reviews and makes recommendations concerning salaries and incentive compensation for our employees and consultants, establishes and approves salaries and incentive compensation for our executive officers and other senior employees, administers our equity incentive plan and otherwise seeks to ensure that our compensation philosophy is consistent with our best interests, our stockholders, and our employees, and is properly implemented. The Committee may delegate any aspect its authority and responsibilities, in whole or in part, to the Chairperson of the Committee or a subcommittee when it deems appropriate and in our best interests, provided, however, that the Committee shall retain final review and approval authority in all such matters so delegated. Mr. Crowley is Chair and Mr. Kishbauch is a member of this Committee. The Committee held four meetings during 2017.

The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and procedures intended to constitute and appropriately organize the Board to oversee our business and affairs and meet its fiduciary obligations to us and our stockholders on an ongoing basis. Among its specific duties, this Committee is tasked with (i) making recommendations to the Board about our corporate governance processes, (ii) assisting in identifying and recruiting candidates for the Board, (iii) administering the Nominations Policy, (iv) considering nominations to the Board received from stockholders, (v) making recommendations to the Board regarding the membership and chairs of the Board’s committees, (vi) overseeing the annual evaluation of the effectiveness of the organization of the Board and of each of its committees, (vii) periodically reviewing and making recommendations to the full Board regarding the type and amount of Board compensation for non-employee directors, and (viii) being responsible for recommending to the Board on whether to accept or reject the resignation of any incumbent director who does not receive the required vote for re-election in an uncontested election under our majority-voting standard. The Committee also annually reports findings of fact to the Board that permit the Board to make affirmative determinations regarding each Board and committee member with respect to independence and expertise criteria established by the NASDAQ Marketplace and SEC rules and applicable law. Mr. Kishbauch is Chair and Ms. Williams is a member of this Committee. The Committee held four meetings during 2017.

The Science Committee, is responsible for periodically examining our direction of and investment in our science and technology initiatives, including our research and development efforts, assisting the Board in its review, evaluation, and oversight of such initiatives and efforts, and advising the Board on scientific matters involving our research and development, clinical, and commercial programs, including internal projects and interactions with academic and other outside research organizations. Dr. Scheinberg is Chair of this committee and Messrs. Baker, Campbell, and Crowley and Dr. Ferrante are members. The Committee held three meetings during 2017.

The Compliance Committee, is responsible for oversight and evaluation of our compliance with legal and regulatory requirements related to our business operations, oversight of our compliance with our business ethics policies, and assisting and advising the Board in its review, evaluation, and oversight of the foregoing matters. Mr. Campbell is Chair of this committee and Mr. Kishbauch is a member. The Committee was established on December 13, 2017 and did not hold any meetings during 2017.

Oversight of Risk Management

Risk is inherent in the business of developing pharmaceutical products, and our ability to manage the risks we face will ultimately determine our success. We face a number of risks, including economic risks, financial risks, legal and regulatory risks, and others, such as the impact of competition and reputational risks. Management is responsible for the day-to-day management of the risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

As a research and development public company that is transitioning into a commercial organization, our principal risks arise from the conduct of our research, development, and clinical trial activities; our ability to build and effectively manage complex relationships with collaborators, manufacturers, vendors, and other partners; and our ability to establish a small commercial organization. While the Board is ultimately responsible for overall risk oversight at Progenics, various committees of the Board are actively involved in the oversight of risks facing us.

The committees of the Board receive regular reports from members of senior management on areas of material risk to us. When a committee receives the report, the Chairman of the relevant committee, reports on the discussion to the full Board during the next Board meeting. This enables the Board and its committees to coordinate their oversight of risk and identify risk interrelationships. Pursuant to its charter, the Audit Committee is responsible for discussing with management our major areas of financial risk exposure, and reviewing our risk assessment and risk management policies. As discussed in more detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation Committee reviews our compensation programs to ensure that these programs do not lead to excessive risk-taking by our employees. The Science Committee reviews our research and development activities and has the role of overseeing management’s monitoring of risks associated with our research, development and clinical trial activities. The Nominating and Corporate Governance Committee primarily oversees the evaluation of the Board of Directors and senior management, and makes recommendations to the Board regarding matters of corporate governance and ethics. The Compliance Committee ensures our compliance with legal and regulatory requirements and our business ethics policies.

Director Independence and Other Qualifications

The Board has determined each of Messrs. Crowley, Kishbauch, and Campbell, Drs. Ferrante and Scheinberg and Ms. Williams to be an “independent director” as such term is defined in NASDAQ Marketplace rules.

The Board has also determined that each member of the Audit Committee and the Compensation Committee meets the independence standards applicable to those committees prescribed by the NASDAQ Marketplace rules, the SEC and the Internal Revenue Service. In accordance with the applicable NASDAQ rule, the Company’s director nominees each year, as well as new candidates for director, are recommended for the Board’s selection by independent directors constituting a majority of the Board’s independent directors in a vote in which only independent directors participate.

With the assistance of our legal counsel, the Nominating and Corporate Governance Committee reviews the applicable legal standards for Board member and Board committee independence and the criteria applied to determine “audit committee financial expert” status, as well as the answers to annual questionnaires completed by each of our directors. On the basis of this review, the Nominating and Corporate Governance Committee delivered a report to the full Board and the Board made its independence and “audit committee financial expert” determinations based upon the Nominating and Corporate Governance Committee’s report and each member’s review of the information made available to the Nominating and Corporate Governance Committee.

Stockholder Communications with the Board; Board Attendance at the Annual Meeting of Stockholders

Stockholders may communicate with the Board by writing to the Board care of the Corporate Secretary at our corporate headquarters. In general, any stockholder communication about bona fide issues concerning Progenics will be forwarded by our Corporate Secretary to the Board or a Board committee, as appropriate.

It is our policy that the members of the Board attend annual meetings of our stockholders. All of the seven members of our Board at the time attended the 2017 Annual Meeting of Stockholders.

Code of Business Ethics and Conduct

We have a Code of Business Ethics and Conduct (the “Code”) which is applicable to all of our directors, employees and consultants. The Code meets the criteria for a “code of ethics” under the SEC rules and “code of conduct” under the NASDAQ Marketplace rules. The Code is described in more detail under Other Matters - Certain Relationships and Related Transactions, below, and is available on our website at http://www.progenics.com/documents.cfm.

Director Nominations Process

The Nominating and Corporate Governance Committee administers our Director Nominations Policy, which establishes criteria for Board member candidates and the process by which candidates for inclusion in our recommended slate of director nominees are selected. The Committee’s charter, which includes the Nominations Policy, is available on our website at www.progenics.com.

Minimum Criteria for Board Members. Under the Director Nominations Policy, each Board candidate must possess at least the following specific minimum qualifications:

●	He or she shall be prepared to represent the best interests of all of our stockholders and not just one particular constituency.

●

He or she shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and established a record of professional accomplishment in his or her chosen field.

●

Neither the candidate nor any family member (as defined in the NASDAQ Marketplace rules) or affiliate or associate (each as defined in SEC rules) shall have any material personal, financial or professional interest in any of our current or potential competitors.

●

He or she shall be prepared to participate fully in Board activities, including, if eligible, active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and any committee of which he or she is a member, and not have other personal or professional commitments that would, in the Nominating and Corporate Governance Committee’s sole judgment, interfere with or limit his or her ability to do so.

Desirable Qualities and Skills. The Nominating and Corporate Governance Committee also considers it desirable that each candidate should:

●

Contribute to the Board’s overall diversity — diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, as well as other differentiating characteristics.

●	Contribute positively to the collaborative culture among Board members.

●

Possess professional and personal experiences and expertise relevant to our goal of being a leading biopharmaceutical company. At this stage of our development, relevant experiences might include, among other things, large biotechnology or pharmaceutical company CEO or senior management experience, senior-level management experience in medical research or clinical development activities in the fields of oncology, immunology or molecular biology within a public company or large university setting, and relevant senior-level expertise in one or more of finance, accounting, sales and marketing, organizational development and public relations.

Internal Process for Identifying Candidates. The Nominating and Corporate Governance Committee has two primary methods for identifying Board candidates, any of which the Nominating and Corporate Governance Committee may from time to time delegate in whole or in part to one or more other members of the Board. On a periodic basis, the Nominating and Corporate Governance Committee may solicit suggestions for possible candidates from a number of sources, which may include members of the Board, our senior executives, individuals personally known to members of the Board, and independent research by either members of the Board or our senior executives. The Nominating and Corporate Governance Committee may also use its authority under its Charter to retain at our expense one or more search firms to identify candidates.

If a search firm is used, it may be asked to identify possible candidates who meet the minimum and desired qualifications expressed in the Director Nominations Policy; interview and screen candidates, and conduct appropriate background and reference checks; act as a liaison among the Board, the Nominating and Corporate Governance Committee, and the candidate during the screening and evaluation process; and be available for consultation as needed by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has the authority under its Charter to approve such firms’ fees and other retention terms.

Nomination of Directors by Stockholders. The Nominating and Corporate Governance Committee will also consider properly submitted stockholder nominations for candidates for membership on the Board. Any of our stockholders may recommend one or more eligible persons for election as a director at an annual meeting of stockholders if the stockholder provides the recommendation to our Corporate Secretary at our principal executive offices not earlier than Wednesday, February 13, 2019 nor later than Friday, March 15, 2019. In the event that the annual meeting of stockholders is called for a date that is not within 30 days before or after June 13, 2019, notice by the stockholder must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public announcement of the date of such meeting is first made, whichever first occurs. In the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of such special meeting was mailed or public announcement of the date of such special meeting is first made, whichever first occurs.

To be eligible for consideration, a candidate for director proposed by a stockholder must also be independent of the stockholder providing the nomination in all respects, as determined by the Nominating and Corporate Governance Committee or by applicable law, qualify as an “independent director” under the NASDAQ Marketplace rules and meet the Minimum Criteria for Board Members set forth above. Further requirements for eligibility are set forth in Section 3.05 of our By-Laws, as Amended and Restated as of January 25, 2017, and available as Exhibit 3.2 to our Current Report on Form 8-K, as filed with the SEC on January 30, 2017 (the “By-Laws”).

Requirements for Director Nominations to be Considered for Inclusion in Proxy Materials (i.e., Proxy Access). Under certain circumstances specified in the By-Laws, a stockholder, or group of no more than 20 stockholders, owning at least three percent of Progenics’ outstanding common stock continuously for at least the prior three years, may nominate for election to our Board and inclusion in the proxy materials we distribute for our annual meeting of stockholders up to the greater of two directors or 25 percent (rounded down to the nearest whole number) of the number of directors then serving on our Board. Stockholders who wish to nominate persons for election to the Board at the 2019 annual meeting of stockholders and have those director nominees included in the proxy materials distributed by us for such meeting, must deliver written notice of the nomination to Progenics’ Corporate Secretary at One World Trade Center, 47th Floor, Suite J, New York, NY 10007 no earlier than Saturday, December 1, 2018 and no later than Monday, December 31, 2018. In the event that the 2019 annual meeting of stockholders is called for a date that is not within 30 days before or after June 13, 2019 (an “Other Meeting Date”), such written notice of nomination must be received not later than the close of business on the later of the date that is 180 days prior to such Other Meeting Date and the 10th day following the day on which the date of such Other Meeting Date is first publicly announced or disclosed by Progenics. Other specifics regarding the foregoing proxy access right, including the required content of the notice and certain other eligibility and procedural requirements, can be found in Section 3.07 of the By-Laws. To obtain a copy of the By-Laws at no charge, you may write to Progenics’ Corporate Secretary at the address set forth in this paragraph. A current copy of the By-Laws is also available as Exhibit 3.2 to our Current Report on Form 8-K, as filed with the SEC on January 30, 2017.

Evaluation of Candidates. The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

If, based on the Nominating and Corporate Governance Committee’s or other Board member(s)’ initial evaluation, a candidate continues to be of interest, the Nominating and Corporate Governance Committee Chair or one or more other Board members will interview the candidate and communicate the interviewer(s)’ evaluation to the other Nominating and Corporate Governance Committee member(s), the Chairman of the Board, the CEO, and the independent members of the Board. Later reviews will be conducted by other members of the Nominating and Corporate Governance Committee, the Board and senior management. Ultimately, background and reference checks will be conducted and the Nominating and Corporate Governance Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

Timing of the Identification and Evaluation Process. Our fiscal year is the calendar year. The Nominating and Corporate Governance Committee expects generally to meet one or more times to consider, among other things, candidates to be recommended to the Board and to the independent members of the Board for inclusion in our recommended slate of director nominees for the next annual meeting and our Proxy Statement. The Board usually meets each March or early April and at that meeting votes on, among other things, the slate of director nominees to be submitted to and recommended for election by stockholders at the annual meeting, which is typically held in May or June.

All candidates, whether identified internally or by a nomination received from a stockholder, who after evaluation are recommended by the Committee and the independent members of the Board, and approved by the Board, will be included in our recommended slate of director nominees in our Proxy Statement.

Future Revisions to the Nominations Policy. The Director Nominations Policy is intended to provide a flexible set of guidelines for the effective functioning of our director nominations process. The Nominating and Corporate Governance Committee intends to review the Director Nominations Policy at least annually and anticipates that modifications may be necessary or desirable from time to time as our needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating and Corporate Governance Committee may amend the Director Nominations Policy at any time, in which case the most current version will be available on our web site at www.progenics.com.

Board Committee Reports

Audit Committee Report

The Audit Committee of the Board consists of three non-employee independent directors: Ms. Williams, Chair, Dr. Ferrante, and Mr. Kishbauch. The Board and the Audit Committee believe that the Audit Committee’s current member composition satisfies the NASDAQ Marketplace rule that governs audit committee composition, including the requirements that Audit Committee members satisfy the criteria for Audit Committee membership set forth in the federal Sarbanes-Oxley Act and SEC rules. The Audit Committee operates under a written Charter adopted by the Audit Committee and approved by the Board as a whole.

As set forth in its Charter, the Audit Committee’s role is one of oversight. Management is responsible for preparing our financial statements and our independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States (“U.S. GAAP”).

The Audit Committee’s primary function is to assist the Board in monitoring and overseeing the integrity of our financial statements, systems of internal control and the audit process.

The Audit Committee as part of its regular duties selects, subject to stockholder ratification, our independent registered public accounting firm. In last year’s Proxy Statement, the Audit Committee reported that it had performed the necessary procedures to enable it to recommend to the Board the selection of EY as our auditor for the year 2017, which selection was ratified by our stockholders. As part of its other regular duties, the Audit Committee met regularly with management and EY, and reviewed and discussed our audited financial statements. The Audit Committee also received and reviewed the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board, including its Statement on Auditing Standards No. 61, as amended, regarding EY’s communications with the Audit Committee concerning independence, and discussed EY’s independence with EY. When considering EY’s independence, the Audit Committee considered whether their provision of services to us beyond those rendered in connection with their audit and review of our financial statements was compatible with maintaining their independence, and discussed with them any relationships that may affect their objectivity and independence. The Audit Committee also reviewed, among other things, the amount of fees paid to EY for audit and non-audit services in 2017 as presented under Fees Billed for Services Rendered by Current and Former Accounting Firms, above. Based on these discussions and considerations, the Audit Committee was satisfied as to EY’s independence.

The members of the Audit Committee are not professional accountants or auditors and, in performing their oversight role, have relied without independent verification on the information and representations provided to them by management and EY. Accordingly, the Audit Committee’s oversight does not provide an independent basis to certify that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with U.S. GAAP or that EY is in fact “independent.”

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in our 2017 Annual Report on Form 10-K. The Audit Committee has also determined, subject to stockholder ratification, to retain EY as our independent registered public accounting firm for 2018.

By the Audit Committee of the Board of Directors,

Nicole S. Williams, Chair

Karen J. Ferrante

Michael D. Kishbauch

Compensation Committee Report

The Compensation Committee has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our 2017 Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

By the Compensation Committee of the Board of Directors,

Peter J. Crowley, Chair

Michael D. Kishbauch

Compensation Committee Interlocks and Insider Participation. Messrs. Crowley and Kishbauch were the sole members of the Compensation Committee during all of 2017. No member of the Compensation Committee is or has been an executive officer of the Company or had any relationships requiring disclosure by us under rules of the SEC requiring disclosure of certain relationships and related person transactions. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or its Compensation Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

We develop innovative medicines and other technologies to target and treat cancer. We compete with biopharmaceutical companies of all sizes to attract employees with the skills and expertise necessary to develop and commercialize drugs and achieve our objectives. Since the funds we can use for compensation are limited, we have worked to develop a compensation program that allows us to attract and retain talented individuals with the essential experience and skills we need at the executive level while being mindful of our limited resources. Our program combines base salary with an annual bonus opportunity and long-term equity incentives, primarily in the form of stock options. We strive to conserve cash resources by setting base salaries and total cash compensation at what we deem an appropriate level in view of market compensation data in our industry and other factors as discussed below, while providing meaningful long-term equity opportunities for our executives.

This CD&A outlines, among other things, our compensation philosophy, objectives and processes as they relate to our NEOs in 2017: Mark R. Baker, our CEO; Patrick Fabbio, our CFO; Mr. Jeffrey D. Summer, our Senior Vice President, Digital Technology; Mr. Bryce Tenbarge, our Senior Vice President, Commercial; and Dr. Vivien Wong, our Executive Vice President, Development.

Overview. We believe that the total compensation awarded to our NEOs for 2017 appropriately reflects the performance of the executive and the Company and is consistent with our compensation philosophy. We made significant progress in achieving strategic objectives and program development in 2017. During 2017, RELISTOR® (methylnaltrexone bromide) annual net sales totaled $73.1 million (as reported by our partner, Valeant Pharmaceuticals International, Inc. (“Valeant”)).

In January 2018, we announced completion of enrollment in our Phase 3 study of 1404, a PSMA-targeted small molecule SPECT/CT imaging agent designed to visualize prostate cancer. The study enrolled approximately 450 patients in the U.S. and Canada with newly-diagnosed or low-grade prostate cancer, whose biopsy indicates a histopathologic Gleason grade of ≤ 3+4 severity and/or are candidates for active surveillance. Top-line data is expected in the third quarter of 2018.

In December 2017, the U.S. Food and Drug Administration (“FDA”) accepted for review our New Drug Application for AZEDRA®, which was submitted in October 2017, in patients with malignant, recurrent, and/or unresectable pheochromocytoma and paraganglioma, rare neuroendocrine tumors for which there are currently no approved treatment options in the U.S. The FDA granted our request for Priority Review and has set a revised action date of July 30, 2018 (initially April 30, 2018) under the Prescription Drug User Fee Act. AZEDRA holds Breakthrough Therapy designation and Orphan Drug status, as well as Fast Track designation.

At the same time, we continued our focus on costs control and maintaining a sustainable cash burn rate.

We believe the compensation of our executives reflected our performance during 2017 and that our program strongly links executive compensation with our performance. We have adopted a formal annual incentive plan based on metrics established by the Compensation Committee to provide a framework to determine annual bonus payments to NEOs and other key employees. As part of that process, we establish annual goals and objectives for the Company, and, as discussed below, determine bonuses based on how well we performed against these goals and objectives as determined by the Compensation Committee. For NEOs other than Mr. Baker, the annual bonus is also based on the Compensation Committee’s assessment of the executive’s individual performance during the year. We believe the annual bonus plan helps contribute to our growth and the creation of value for our stockholders.

A significant percentage of our NEOs’ compensation is provided in the form of equity-based awards that we believe further align their interests with those of our stockholders. All of the stock options we granted to our NEOs in 2017 have an exercise price equal to the closing price of our common stock on the date of grant, and will therefore have value only if our stock price increases. The options vest over a multi-year period to provide an additional retention incentive for our executives.

Executive Compensation Objectives. We seek to achieve the following broad goals in our executive compensation programs and decisions regarding individual compensation:

●	Attract and retain executives critical to our overall success.
●	Reward executives for contributions to achieving strategic goals that enhance stockholder value.
●	Foster and maintain a company culture of ownership, creativity and innovation.
●	Motivate our NEOs to achieve critical long- and short-term development, product and financial milestones set by the Board in consultation with management.

General Compensation Process. The Compensation Committee is responsible for determining the elements and levels of compensation for our NEOs. In doing so, it reviews our corporate performance against financial and corporate achievement measures, assesses individual performance and evaluates recommendations of the CEO regarding compensation for other NEOs.

The process the Compensation Committee followed in assessing the NEOs’ and the Company’s performance for 2017 began, as has been the Compensation Committee’s practice in the past, with meetings in early 2017 that were principally focused on approving bonuses relating to 2016 performance and establishing 2017 salary and target bonus levels. In those meetings, Mr. Baker was invited to make an oral presentation and submit to the Compensation Committee written materials regarding the performance of the NEOs and other officers, his views regarding the performance of the Company, and his assessment of his own performance. Mr. Baker neither participated in nor was present for decisions regarding his own compensation.

To assist in its deliberations regarding executive compensation for 2017, the Compensation Committee directly engaged Frederic W. Cook & Co. (“FWC”) as its compensation consultant. FWC does not undertake any work for us other than its services for the Compensation Committee. The Compensation Committee has determined that FWC is independent and that its services do not raise any conflict of interest with us or any of our executive officers or directors. In carrying out its work for the Compensation Committee, FWC interacts from time to time directly with our management, as it determines appropriate, regarding its work product prior to presentation to the Compensation Committee in order to confirm alignment with our business strategy and obtain data or information necessary for its work.

FWC reviewed and discussed with the Compensation Committee competitive market compensation data for consideration when determining different levels and mix of compensation for 2017. The Compensation Committee reviewed publicly available compensation information of executive officers of a peer group of companies within the biotechnology industry, selected by the Compensation Committee with FWC’s assistance, that were similar to the Company in size, business model and state of development. In selecting the peer group, we typically focus on companies with three-year average revenues of 0.4 to 2.5 times our three-year average revenue, one-year average market capitalization of 0.2 to 5 times our one-year average market capitalization, and total employees of 0.5 to 2 times our total employees. We use averages for revenues and market capitalization because of the high volatility of these metrics at early-stage life sciences companies. We may also make exceptions to these parameters in certain cases as the Compensation Committee determines appropriate.

For 2017, the peer group companies consisted of the following companies:

Agenus Inc.	MacroGenics, Inc.
Array Biopharma Inc.	OncoMed Pharmaceuticals, Inc.
BioCryst Pharmaceuticals, Inc.	Rigel Pharmaceuticals, Inc.
BioDelivery Sciences International, Inc.	Sucampo Pharmaceuticals, Inc.
CTI BioPharma Corp.	Vanda Pharmaceuticals, Inc.
Curis, Inc.	Xencor, Inc.
GTx Inc.	XOMA Corporation
Immunomedics Inc.

In updating the peer group for 2017, the Compensation Committee added three companies, MacroGenics, Inc., Rigel Pharmaceuticals, Inc., and Xencor, Inc., to the 2016 peer group, and removed three companies, Ariad Pharmaceuticals, Inc., Nektar Therapeutics, and Synta Pharmaceuticals, Corp., in order to more closely align our peer group with us in terms of overall size, business model, and stage of development. Nektar Therapeutics was removed from our peer group because their market capitalization was significantly higher than ours. Ariad Pharmaceuticals, Inc. and Synta Pharmaceuticals, Corp. were removed from our peer group because they were acquired.

The peer company compensation data provided by FWC is used by the Compensation Committee as a general reference point in its compensation review. The Compensation Committee does not set compensation levels at any specific level or percentile against this compensation data (i.e., the Compensation Committee does not “benchmark” our executive compensation levels). The peer group data is only one point of information taken into account by the Compensation Committee in making compensation decisions as noted below.

In addition to Mr. Baker’s recommendations regarding the other NEOs and its review of market data, the Compensation Committee considered various other factors in setting the NEOs’ 2017 target compensation opportunities such as the individual’s corporate roles and responsibilities, particular experience and expertise, performance and specific duties, the scope of his or her position and the department(s) or group(s) for which he or she had responsibility, our overall corporate financial performance and the progress of our research and development programs and strategic initiatives during the year. The Compensation Committee does not assign any particular weighting to any factor and has discretion to consider whatever factors it may deem relevant to a particular decision. Except as otherwise noted in this Compensation Discussion and Analysis, decisions by the Compensation Committee are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee as well as analysis and input from, and comparable peer data provided by, the Compensation Committee’s independent compensation consultants.

Elements of Compensation. We utilize a compensation structure that we believe is similar to that of other similarly situated companies within the biotechnology industry which primarily includes base salary, an annual bonus opportunity and long-term incentives. These elements are designed to reward (i) core competence demonstrated in light of the executive’s duties and responsibilities (base salary), (ii) decision-making that supports our annual product, development and financial goals (annual bonus), and (iii) a focus on building shareholder value over the long term in a sustainable manner by making decisions that will not sacrifice long-term prospects for a particular short-term achievement or goal (long-term incentives).

Base Salary. In setting levels of base salary for our executives, the Compensation Committee generally takes into account the individual’s role and responsibilities, experience, expertise, individual performance and tenure. The Compensation Committee’s general approach is that the NEO’s base salaries should be set around the median level for the executive’s position relative to the peer data provided by the Compensation Committee’s consultant.

The Compensation Committee approved the following base salary levels for the NEOs for 2017, in each case representing an increase of 3.5% over the executive’s 2016 base salary: Mr. Baker $614,325; Mr. Fabbio $375,291; Mr. Summer $227,700; Mr. Tenbarge $336,375; and Dr. Wong $407,459. Mr. Summer increased his part-time status from 66.7% to 80.0% effective February 1, 2017, which is reflected in the aforementioned base salary for 2017. The Compensation Committee determined in its judgment that each of these 2017 salary levels was appropriate, taking into account the peer company data provided by FWC and in light of the executive’s tenure in his or her position and the other factors noted above.

Annual Bonus. Beginning in the fourth quarter of each year, the Compensation Committee works collaboratively with senior management to develop corporate goals and objectives for the annual bonus plan that are tied to strategic plans for the coming year. For 2017, the Compensation Committee established three corporate strategic and research and development goals, one commercial goal, and one financial goal to measure the Company’s performance during the year. The table below reflects the weightings for each goal and the achievement scores awarded by the Compensation Committee at the end of the fiscal year in determining the NEOs’ annual cash bonuses:

		Compensation
		Committee	Score
Performance Metric	Weight	Assessment	Awarded
AZEDRA development is successful	35%	100%	35%

PSMA targeted imaging pipeline is successfully advanced	20%	100%	20%

Business development adds significantly to the Company's revenues and pipeline	20%	50% (partially met)	10%

AZEDRA commercialization ready	15%	133% (exceeded)	20%

Management of revenue, expenses, and financing	10%	150% (exceeded)	15%
Total	100%		100%

Target bonus amounts were established for each executive based on a percentage of the executive’s base salary and are generally set at levels the Compensation Committee believes to be competitive. For 2017, Mr. Baker’s bonus target was 50% of his base salary, and his bonus opportunity was based entirely on achievement of the corporate goals listed above. The target bonus amounts for the other NEOs were set by the Compensation Committee in its judgment, taking into account Mr. Baker’s recommendations, and are presented in a table below. For Mr. Fabbio and Dr. Wong, the target bonus amounts were 35% of the executive’s base salary, and for Mr. Summer and Mr. Tenbarge, the target bonus amounts were 30% of the executive’s base salary. For each of these NEOs other than Mr. Baker and Mr. Tenbarge, the bonus opportunity was allocated 75% and 25% to the achievement of corporate goals and the NEO’s individual performance, respectively. For Mr. Tenbarge, the bonus opportunity was allocated 67% and 33% to the achievement of corporate goals and individual performance, respectively. In each case, the Compensation Committee caps the achievement percentage for each goal at 150% of target, which effectively caps annual incentive bonus payments at 150% of the target award amount regardless of how many goals are met or exceeded. Bonuses are generally paid in the first quarter of the following year.

The actual bonus amounts for the NEOs are determined by the Compensation Committee based on its assessment of achievement of the corporate goals identified above and, for each NEO other than Mr. Baker, the individual NEO’s performance during the year (taking into account the recommendations of Mr. Baker with respect to the individual performance of the NEOs other than himself). As noted above, the Compensation Committee approved an achievement percentage of 100% for the corporate goals. Consistent with its decision over the last few years, the Compensation Committee did not establish individual goals for the NEOs. Instead, Mr. Baker reviewed with the Compensation Committee the individual performance of each NEO and the NEO’s role in achieve the corporate goals. The Compensation Committee determined in reviewing the performance of the management team it would be appropriate to award each NEO an individual performance factor between 100% and 125% as specified below.

For the individual NEOs, the Compensation Committee awarded annual incentive bonus payments as follows:

NEO	2017 Salary	2017 Bonus Target as % of Salary	2017 Bonus Target	Corporate Weighting x Corporate Goal Achievement Factor			Individual Weighting x Individual Performance Factor			2017 Bonus Awarded
Mark R. Baker	$614,325	50%	$307,163	100%	x	100%	0%	x	N/A	$307,163
Patrick Fabbio	$375,291	35%	$131,352	75%	x	100%	25%	x	100%	$131,352
Jeffrey D. Summer	$227,700	30%	$68,310	75%	x	100%	25%	x	125%	$72,579
Bryce Tenbarge	$336,375	30%	$100,913	67%	x	100%	33%	x	125%	$109,339
Vivien Wong	$407,459	35%	$142,611	75%	x	100%	25%	x	125%	$151,524

Mr. Baker. As noted above, Mr. Baker’s target annual incentive bonus was 50% of his annual base salary (or $307,163) and his bonus opportunity for 2017 was based entirely on our achievement of the corporate goals. Accordingly, for 2017, he was awarded an annual incentive bonus of $307,163, based on the corporate goal achievement factor determined by the Compensation Committee of 100%.

Mr. Fabbio. Mr. Fabbio’s target annual incentive bonus was 35% of his annual base salary (or $131,352) and his bonus opportunity for 2017 was based 75% on our achievement of the corporate goals and 25% on his individual performance. Accordingly, for 2017, he was awarded an annual incentive bonus of $131,352, an amount equal to 100% of his target bonus based on the 100% corporate goal achievement factor and his individual performance factor of 100%.

Mr. Summer. Mr. Summer’s target annual incentive bonus was 30% of his annual base salary (or $68,310) and his bonus opportunity for 2017 was based 75% on our achievement of the corporate goals and 25% on his individual performance. Accordingly, for 2017, he was awarded an annual incentive bonus of $72,579, an amount equal to 106.25% of his target bonus based on the 100% corporate goal achievement factor and his individual performance factor of 125%.

Mr. Tenbarge. Mr. Tenbarge’s target annual incentive bonus was 30% of his annual base salary (or $100,913) and his bonus opportunity for 2017 was based 67% on our achievement of the corporate goals and 33% on his individual performance. Accordingly, for 2017, he was awarded an annual incentive bonus of $109,339, an amount equal to 108.35% of his target bonus based on the 100% corporate goal achievement factor and his individual performance factor of 125%.

Dr. Wong. Dr. Wong’s target annual incentive bonus was 35% of her annual base salary (or $142,611) and her bonus opportunity for 2017 was based 75% on our achievement of the corporate goals and 25% on her individual performance. Accordingly, for 2017, she was awarded an annual incentive bonus of $151,524, an amount equal to 106.25% of her target bonus based on the 100% corporate goal achievement factor and her individual performance factor of 125%.

Long-Term Incentives. Long-term incentives may include both stock options and restricted stock awards. For 2017, as we have done in prior years, we granted stock options to the NEOs under the 2005 Plan. The exercise prices of these options were set at the closing price of our common stock on the grant date so the options will only have value if our stock price increases after the grant date, further aligning the interests of our executives with those of our stockholders. The options vest generally in equal annual installments over three years from the date of grant subject to the executive’s continued employment through the vesting date, although the Compensation Committee may establish different vesting requirements as it deems appropriate for a particular award (for example, in connection with a new-hire or promotion grant). The Compensation Committee believes that stock options provide appropriate incentives for executives both to increase value on a long-term basis for our stockholders and to continue in service with us.

When determining the grant levels of long-term incentive awards to our NEOs, the Compensation Committee compares (i) the value of the grant with the value of comparable grants made to executive officers in our peer group as discussed above; (ii) the number of shares granted by position as a percentage of our total common shares outstanding, compared with the applicable percentages of comparable grants made to executives in our peer group; and (iii) the executive’s overall equity incentive opportunity, compared with the applicable overall equity incentive for executives in our peer group. The Compensation Committee believes these comparisons provide a meaningful context for assessing the competitive level of our equity grants and help ensure that we are not at a competitive disadvantage in terms of hiring or retaining key executive talent. As noted above, the Compensation Committee determines the levels of equity grants and other compensation in its judgment, uses the peer group information as background reference only and does not benchmark equity awards at any particular level relative to the peer group.

In March 2017, the Compensation Committee approved grants of stock options to each of the NEOs. Based on the number of shares subject to each NEO’s grant, these grants were generally consistent with the grant levels awarded to our executives for 2016. More information on the options granted to our NEOs during 2017 and awards outstanding from prior grants are presented in the Grants of Plan-Based Awards in 2017 and Outstanding Equity Awards at Fiscal Year-End tables, below.

We generally grant annual equity awards near the beginning of the year (typically in March) to coincide with other compensation decisions. We may also grant awards to newly-hired employees or at other times during the year as deemed appropriate by the Compensation Committee.

Retirement, Welfare Benefits. We make available to our NEOs retirement and welfare benefits, consisting of participation in, and partial matching contributions by us to, our 401(k) retirement plan and access to medical, dental, and other welfare plans, all of which are available to all full-time employees. NEOs also receive reimbursement of premiums for enhanced life and disability insurance, totaling less than $10,000 per NEO, and we generally do not provide material perquisites to our NEOs. This approach is consistent with our view that company resources are generally best utilized in research, development and commercialization efforts. The total of these benefits in 2017 for each NEO is presented in the Summary Compensation Table, below.

Severance Benefits; No Tax Gross-Ups. We do not have employment or other severance agreements with any of our NEO, although we do provide accelerated vesting of equity awards if an NEO is terminated by the Company without cause in connection with a change in control. We do not provide any of our executives with reimbursements or “gross-up” payments for any taxes incurred pursuant to Section 280G of the IRC or otherwise.

Compensation and Risk. We do not believe, given the nature of our activities and the manner in which our employees are compensated, that risks arising from our compensation policies and practices relating to all of our employees are reasonably likely to have a material adverse effect on us. As described above, the Compensation Committee establishes multiple performance goals for the annual incentive plan and believes that this structure mitigates the risk associated with overemphasis on a particular performance metric. In its assessment of the achievement of these annual performance goals, the Compensation Committee caps the annual incentive bonus payments at 150% of the target award amount regardless of how many goals are met or exceeded. A significant portion of our NEOs’ compensation is in the form of equity-based awards that are intended to further align the interests of our executives with those of our stockholders and provide additional incentives to focus on the long-term success of our company.

Tax Considerations. Federal income tax law generally prohibits a publicly-held company from deducting compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Compensation Committee under a plan approved by the Company’s stockholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit. As one of the factors in its consideration of compensation matters, the Compensation Committee notes this deductibility limitation. However, the Compensation Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and our stockholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation will in fact be deductible.

Shareholder Advisory Vote on Executive Compensation

We provide our stockholders with the opportunity to cast an annual advisory vote to approve our executive compensation program (referred to as a “say-on-pay proposal”). At our Annual Meeting held in June 2017, approximately 98.9% of the votes actually cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes these strong results affirm stockholders’ support of our approach to our executive compensation program. In general, the Compensation Committee did not change its approach in 2017 and believes the program in place, as in prior years, includes a number of features that further the goals of our executive compensation program and reflect best practices in the market. The Compensation Committee will continue to consider the outcome of our say-on-pay proposals when making future compensation decisions for the NEOs.

Summary Compensation Table – 2015 – 2017

The table and footnotes below describe the total compensation paid to our NEOs for the years 2017, 2016, and 2015 as identified in the table below. As reflected in the table and discussed above in the CD&A, we compensate these executive officers primarily with a combination of cash and stock options, the latter of which is presented in this table in dollar values (see note 1 and the equity compensation tables that follow). We did not issue any other types of equity awards (such as restricted stock or stock unit awards) in 2017.

	Year	Salary	Bonus (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (1)	All Other Compensation (3)	Total
Mark R. Baker	2017	$614,325	$-	$1,373,141	$307,163	$18,507	$2,313,136
Chief Executive Officer	2016	$593,551	$53,224	$556,774	$296,776	$19,093	$1,519,418
	2015	$572,926	$24,148	$669,478	$325,852	$18,325	$1,610,729

Patrick Fabbio	2017	$375,291	$-	$647,338	$131,352	$15,185	$1,169,166
Senior Vice President and	2016	$362,600	$-	$262,479	$134,842	$11,629	$771,550
Chief Financial Officer	2015	$87,834	$-	$597,950	$-	$2,376	$688,160

Jeffrey D. Summer	2017	$224,720	$-	$647,338	$72,579	$4,349	$948,986
Senior Vice President,	2016	$242,083	$-	$262,479	$58,730	$4,408	$567,700
Digital Technology

Bryce Tenbarge (4)	2017	$336,375	$-	$517,870	$109,339	$11,436	$975,020
Senior Vice President, Commercial	2016	$118,333	$-	$346,852	$52,821	$691	$518,697

Vivien Wong	2017	$407,459	$-	$647,338	$151,524	$17,971	$1,224,292
Executive Vice President,	2016	$390,152	$-	$262,479	$146,400	$18,578	$817,609
Development	2015	$351,395	$-	$334,739	$138,827	$15,972	$840,933

____________

(1)

The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent cash bonuses awarded under our annual incentive plan, while the amounts in the “Bonus” column represent discretionary bonuses awarded to certain NEOs during the applicable fiscal year. Each of the NEOs’ 2017 bonuses is described in the Compensation Discussion and Analysis above.

(2)

The amounts reported in this column for each NEO reflect the aggregate grant date fair value of stock options granted to the NEO during the applicable fiscal year. The fair values were determined based on the assumptions for calculating expense amounts as set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the relevant years (For 2017 grants, see Note 11 – Stock-Based Compensation, in our 2017 Annual Report, filed with the SEC on March 8, 2018). Additional information on the 2017 awards is included in the Grants of Plan-Based Awards for 2017 and Outstanding Equity Awards at 2017 Fiscal Year-End tables, below.

(3)

The amounts reported in this column for 2017 for each NEO include our matching contribution under our 401(k) Plan in the amount of $12,000 for Mr. Baker, $12,000 for Mr. Fabbio, $9,000 for Mr. Tenbarge, and $11,450 for Dr. Wong. This column also includes payments of premiums for enhanced life and disability insurance for Mr. Baker ($6,507), Mr. Fabbio ($3,185), Mr. Summer ($4,349), Mr. Tenbarge ($2,436), and Dr. Wong ($6,521).

(4)

Mr. Summer was promoted to Senior Vice President, Strategy and Performance in April 2016. He transitioned to part-time status (66.7% of a typical work week) in September 2016. In November 2017, Mr. Summer’s position changed to Senior Vice President, Digital Technology. He increased his time to 80.0% of a typical work week in February 2017.

(5)	Mr. Tenbarge joined us as Vice President, Commercial in August 2016 and was promoted to Senior Vice President, Commercial on March 1, 2018.

Employment Letters

In connection with his appointment as Senior Vice President and CFO in November 2015, we entered into an offer letter with Mr. Fabbio. The letter provides for a starting annual base salary of $350,000 and eligibility to participate in our annual cash incentive plan, with a target bonus opportunity equal to 35% of base salary. The Compensation Committee increased Mr. Fabbio’s base salary most recently to $386,550 per year for 2018. The letter includes certain non-competition, non-solicitation, and other restrictive covenants in our favor.

In connection with his appointment as Vice President, Commercial in August 2016, we entered into an offer letter with Mr. Tenbarge. The letter provides for a starting annual base salary of $325,000 and eligibility to participate in our annual cash incentive plan, with a target bonus opportunity equal to 30% of base salary. The Compensation Committee increased Mr. Tenbarge’s base salary most recently to $380,000 per year for 2018, which reflects his promotion to Senior Vice President, Commercial. The letter includes certain non-competition, non-solicitation, and other restrictive covenants in our favor.

Grants of Plan-Based Awards in 2017

The following table sets forth information regarding grants of incentive compensation awards we made to our NEOs during 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of	Exercise or Base Price of	Grant Date Fair Value of Stock and
		Threshold	Target	Maximum	Securities Underlying	Option Awards	Option
	Grant Date	($)	($)	($)	Options (#)(2)	($/Share)	Awards(3)
Mr. Baker	3/1/2017				175,000	$11.32	$1,373,141
	N/A	-	$307,163	$460,744

Mr. Fabbio	3/1/2017				82,500	$11.32	$647,338
	N/A	-	$131,352	$197,028

Mr. Summer	3/1/2017				82,500	$11.32	$647,338
	N/A	-	$68,310	$102,465

Mr. Tenbarge	3/1/2017				66,000	$11.32	$517,870
	N/A	-	$100,913	$151,369

Dr. Wong	3/1/2017				82,500	$11.32	$647,338
	N/A	-	$142,611	$213,916

____________

(1)

These columns reflect opportunities to receive a bonus under our annual incentive plan for 2017. The terms of the plan are described in the Annual Bonus discussion under Compensation Discussion and Analysis, above.

(2)

These option grants vest in equal annual installments over the three-year period beginning March 1, 2017. In each case, vesting is contingent on the executive’s continued employment through the vesting date.

(3)	These amounts reflect the aggregate grant date fair value of the award determined based on the assumptions described in note 1 to the Summary Compensation Table above.

Each of the stock option awards reported in the table above was granted under our 2005 Plan. The 2005 Plan is administered by the Compensation Committee, which has authority to interpret the plan provisions and make all required determinations. Plan awards are generally only transferable to a beneficiary of an awardee upon his or her death or, in certain cases, to family members for tax or estate planning purposes. If there is a Change of Control of the Company, the Compensation Committee may provide for the treatment of outstanding awards upon the transaction, including acceleration of vesting, elimination, or modification of performance or other conditions, extension of time to exercise or realize gain, acceleration of payment or cash settlement. The Compensation Committee has determined that all outstanding stock incentive awards held by a Company employee will vest in full if the employee is Terminated without Cause during the one-year period following a Change of Control (as such terms are defined in the 2005 Plan and our form of stock incentive award agreement).

Outstanding Equity Awards at 2017 Fiscal Year-End

The table below sets forth information regarding unexercised stock options held by our NEOs as of December 31, 2017. None of our NEOs held any unvested restricted stock or stock unit awards at December 31, 2017.

	Option Awards
	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date
Mr. Baker	-	175,000	(1)	-	$11.32	3/1/2027
	58,333	116,667	(2)	-	$4.52	3/1/2026
	88,000	44,000	(3)	-	$6.65	3/2/2025
	132,000	-		-	$4.70	3/3/2024
	120,000	-		-	$5.03	4/4/2023
	66,666	-		-	$9.81	3/1/2022
	62,500	-		-	$7.40	7/1/2021
	46,875	-		-	$7.40	7/1/2021
	200,000	-		-	$7.66	6/8/2021
	125,000	-		-	$5.35	7/1/2020
	150,000	-		-	$5.35	7/1/2020
	60,000	-		-	$16.05	7/1/2018

Mr. Fabbio	-	82,500	(1)	-	$11.32	3/1/2027
	27,500	55,000	(2)	-	$4.52	3/1/2026
	50,000	75,000	(7)	-	$6.77	12/1/2025

Mr. Summer	-	82,500	(1)	-	$11.32	3/1/2027
	27,500	55,000	(2)	-	$4.52	3/1/2026
	8,000	12,000	(5)	-	$5.59	6/1/2025

Mr. Tenbarge	-	66,000	(1)	-	$11.32	3/1/2027
	15,000	60,000	(6)	-	$6.77	10/3/2026

Dr. Wong	-	82,500	(1)	-	$11.32	3/1/2027
	27,500	55,000	(2)	-	$4.52	3/1/2026
	44,000	22,000	(3)	-	$6.65	3/2/2025
	52,800	-		-	$4.70	3/3/2024
	56,250	18,750	(4)	-	$4.70	3/3/2024
	48,000	-		-	$5.03	4/4/2023
	40,000	-		-	$9.81	3/1/2022
	60,000	-		-	$7.40	7/1/2021
	25,000	-		-	$4.83	11/1/2020
	6,000	-		-	$5.35	7/1/2020
	3,375	-		-	$5.33	7/1/2019
	2,589	-		-	$16.05	7/1/2018

____________

(1)	These options vest in three annual installments measured from March 1, 2017.
(2)	These options vest in three annual installments measured from March 1, 2016.
(3)	These options vest in three annual installments measured from March 2, 2015.
(4)	These options vest in four annual installments measured from March 3, 2014.
(5)	These options vest in five annual installments measured from June 1, 2015.
(6)	These options vest in five annual installments measured from October 3, 2016.
(7)	These options vest in five annual installments measured from December 1, 2015.

Option Exercises and Stock Vested in 2017

None of our NEOs exercised any stock options or held any restricted stock or other stock awards during 2017.

Potential Payments upon Termination or Change in Control

We have no employment or other agreements with any of our NEOs that provide for severance benefits. As a result, the only benefits which the NEOs who are currently employed by us would be entitled to receive upon termination of employment or a change in control of the Company would be accelerated vesting of their equity awards if the executive is terminated by the Company without cause during the one-year period following a change in control, as provided in the applicable award agreements. As of December 31, 2017, the total value of each executive’s then-outstanding and unvested stock options (determined by multiplying the number of shares subject to the unvested options by the amount, if any, by which the closing price of our common stock on the last trading day of fiscal 2017 ($5.95) exceeded the option exercise price) would have been:

Name	Value of Unvested Options ($)
Mr. Baker	$166,834

Mr. Fabbio	78,650

Mr. Summer	82,970

Mr. Tenbarge	-

Dr. Wong	102,088

As noted above, we do not provide reimbursement or gross-up payments to NEOs for parachute payment taxes incurred in connection with a change in control.

Director Compensation - 2017

The following table sets forth information regarding the aggregate compensation we paid for 2017 to the members of our Board who are not employed by us or any of our subsidiaries (“non-employee directors”). Mr. Baker did not receive any additional compensation for services provided as a Board member during 2017, and continues to serve as a director without compensation for such services.

	Fees Earned or Paid in Cash	Option Awards (1)	All Other Compensation ($)	Total ($)
Mr. Crowley	$107,000	$263,983	$-	$370,983
Mr. Campbell	55,000	95,994	-	150,994
Dr. Ferrante	65,000	95,994	-	160,994
Mr. Kishbauch	75,000	95,994	-	170,994
Dr. Scheinberg	80,000	95,994	-	175,994
Ms. Williams	85,000	95,994	-	180,994

____________

(1)

At December 31, 2017, the aggregate number of stock options outstanding for each of our non-employee directors was as follows: Mr. Campbell, 60,000; Mr. Crowley, 430,000; Dr. Ferrante, 120,000; Mr. Kishbauch, 135,342; Dr. Scheinberg, 150,000; and Ms. Williams, 150,000. Each non-employee director, was granted a fully-vested option with respect to 20,000 shares of our common stock on the date of our 2017 annual meeting (the Chair option grant for Mr. Crowley covered 55,000 shares). The grant date fair value of each of these options was $95,994 (or $263,983 in the case of Mr. Crowley’s grant). In each case, the grant date fair values of the options granted to our non-employee directors are determined based on the assumptions described in Note 1 to the Summary Compensation Table for NEOs.

For Board and committee service under our director compensation policy (which was amended in January 2018 to increase the number of options granted annually to each director from 20,000 to 25,000 as noted below), our non-employee directors are entitled to receive:

●

a $45,000 annual retainer for Board service ($75,000 for service as Chair), an annual retainer fee for committee service as (i) Audit Committee member ($10,000) or Chair ($35,000; currently Ms. Williams); (ii) Compensation Committee member ($7,000) or Chair ($22,000; currently Mr. Crowley); (iii) Nominating and Corporate Governance Committee member ($5,000) or Chair ($13,000; currently Mr. Kishbauch); (iv) Science Committee member ($10,000) or Chair ($35,000; currently Dr. Scheinberg); and (v) Compliance Committee member ($5,000) or Chair ($13,000; currently Mr. Campbell); and

●

a fully-vested option for 25,000 common shares (55,000 in the case of the Chair) and, for newly-appointed directors joining the Board, a one-time option for 40,000 common shares vesting over five years.

Option awards for Board service are granted under the 2005 Plan (or any successor plan thereto). These options each have a ten-year term and have an exercise price equal to the closing price of our stock on the grant date.

Equity Compensation Plan Information

The following table sets forth certain information related to our equity compensation plans as of December 31, 2017.

	Number of shares to be issued upon exercise of outstanding options (1)	Weighted average exercise price of outstanding options	Number of shares remaining available for future issuance (excluding securities reflected in first column) (2)
Equity compensation plans approved by stockholders	5,535,368	$7.25	3,767,833
Equity compensation plans not approved by stockholders	-	-	-
Total	5,535,368	$7.25	3,767,833

____________

(1)	All of these shares were subject to options granted under the 2005 Plan. No awards other than stock options were outstanding under any of our plans.

(2)

All of these shares were available for award grant purposes under our 2005 Plan. Subject to certain express limits of the 2005 Plan, shares available under the 2005 Plan generally may be used for any type of award authorized under that plan including options, stock appreciation rights, stock awards, restricted stock and restricted stock units. No new awards will be granted under the 2005 Plan if stockholders approve the 2018 Plan described in Proposal 4 above.

PAY RATIO DISCLOSURE

In accordance with Item 402(u) of Regulation S-K, promulgated by the Dodd-Frank Wall Street Reform Act and Consumer Protection Act of 2010, we are required to disclose the ratio of the annual total compensation of Mr. Baker, our CEO, relative to the median annual total compensation of all of our employees (excluding our CEO).

Based on SEC rules for this disclosure and the methodology described below, for 2017, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 10 to 1.

Employee Population. We selected December 31, 2017, which is a date within the last three months of fiscal 2017, as the date we would use to identify our median employee. As of December 31, 2017, our global employee population consisted of 65 full-time employees at Progenics and its consolidated subsidiaries. This includes 55 U.S. employees.

Methodology. In determining the median employee, a list of all employees, exclusive of our CEO, Mr. Baker, was prepared based on active employees included in our payroll records as of December 31, 2017. We used base compensation as the measure to identify the median employee from this list. Salaries and wages were annualized for those employees who were not employed for the full year of 2017.

Pay-Ratio Calculation. The total annual compensation of the median employee was then calculated in the same manner as the total compensation disclosed for Mr. Baker in the Summary Compensation Table shown on page 30 of this proxy statement.

Annual total compensation of Mr. Baker , CEO	$2,313,136
Annual total compensation of the median employee	231,600
Ratio of CEO to median employee compensation	10 : 1

This pay ratio is an estimate calculated in a manner consistent with SEC rules based on the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 31, 2018, except as noted, regarding the beneficial ownership of the common stock by (i) each person or group known to us to be the beneficial owner of more than 5% of our common stock outstanding, (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group.

	Shares Beneficially Owned (2)
Name and Address of Beneficial Owner (1)	Number	Percent
Federated Investors, Inc.(3) Federated Investors Tower Pittsburgh, PA 15222	10,187,763	14.02%

BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10055	9,996,741	13.76%

Eagle Asst Management (5) 880 Carillon Parkway St. Petersburg, FL 33716	4,153,754	5.72%

The Vanguard Group, Inc. (6) 100 Vanguard Blvd. Malvern, PA 19355	4,069,600	5.60%

Mark R. Baker (7)	1,431,180	1.97%

Bradley L. Campbell(8)	28,000	*

Peter J. Crowley (9)	430,000	*

Karen J. Ferrante (10)	112,000	*

Michael D. Kishbauch (11)	127,342	*

David A. Scheinberg (12)	196,182	*

Nicole S. Williams (13)	155,000	*

Patrick Fabbio (14)	132,500	*

Benedict Osorio (15)	21,202	*

Jeffrey Summer (16)	90,500	*

Bryce Tenbarge(17)	37,000	*

Vivien Wong (18)	465,385	*

All directors and executive officers as a group (19)	3,226,291	4.26%

____________

* Less than one percent.

(1)	The address of each beneficial owner who is a director or officer of the Company is in care of the Company.

(2)

With respect to our directors and executive officers, and except as indicated and/or pursuant to applicable community property laws, each stockholder possesses sole voting and investment power with respect to the shares of common stock listed. The number of shares of common stock beneficially owned includes shares issuable pursuant to stock options held by the stockholder that are currently exercisable (i.e., within 60 days of March 31, 2018). Shares issuable upon exercise of these options are deemed outstanding for computing the percentage of beneficial ownership of the person holding the options but not of any other person. None of the shares held by our directors and executive officers are pledged as collateral.

With respect to other stockholders identified above, the percent reported is calculated by dividing (i) the number of shares reported by the stockholder in the Schedule 13G filing described in the related note by (ii) the aggregate number of our common shares outstanding on March 31, 2018, and differs from the Percent of Class reported in the stockholder’s Schedule 13G; it assumes that the stockholder continued to own the number shares reported in its Schedule 13G on March 31, 2018.

(3)

Based on a Schedule 13G (Amendment No. 14) filed February 14, 2018, which reports that Federated Investors, Inc. is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp., which act as investment advisers to registered investment companies and separate accounts that own the shares reported. Such document also reports that the investment advisers are wholly owned subsidiaries of FII Holdings, Inc., which is wholly owned subsidiary of Federated Investors, Inc., all of whose outstanding voting stock is held in the Voting Shares Irrevocable Trust for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees.

(4)

Based on a Schedule 13G (Amendment No. 5) filed on January 19, 2018, BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A. and BlackRock Investment Management, LLC acquired the securities reported.

(5)	Based on a Schedule 13G filed on January 8, 2018, Eagle Asset Management, Inc. acquired the securities reported .

(6)

Based on a Schedule 13G filed on February 9, 2018, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., wholly-owned subsidiaries of The Vanguard Group, Inc., acquired the securities reported.

(7)	Includes 161,140 shares outstanding and 1,270,040 issuable upon exercise of currently exercisable options.

(8)	Consists of 28,000 shares issuable upon exercise of currently exercisable options.

(9)	Consists of 430,000 shares issuable upon exercise of currently exercisable options.

(10)	Consists of 112,000 shares issuable upon exercise of currently exercisable options.

(11)	Consists of 127,342 shares issuable upon exercise of currently exercisable options.

(12)	Includes 46,182 shares outstanding and 150,000 issuable upon exercise of currently exercisable options.

(13)	Includes 5,000 shares outstanding and 150,000 issuable upon exercise of currently exercisable options.

(14)	Includes 132,500 shares issuable upon exercise of currently exercisable options.

(15)	Includes 21,202 shares outstanding.

(16)	Includes 90,500 shares issuable upon exercise of currently exercisable options.

(17)	Includes 37,000 shares issuable upon exercise of currently exercisable options.

(18)	Includes 4,121 shares outstanding and 461,264 issuable upon exercise of currently exercisable options.

(19)	Includes 237,645 shares outstanding and 2,988,646 issuable upon exercise of currently exercisable options held by directors, NEOs, and other executive officers of the Company.

OTHER MATTERS

Certain Relationships and Related Transactions

We have entered into indemnification agreements with each of our directors and executive and other officers. These agreements require us to indemnify such individuals to the fullest extent permitted by Delaware law for certain liabilities to which they may become subject as a result of their affiliation with us.

Our Code of Business Ethics and Conduct, which our Corporate Governance Guidelines make applicable to all directors and employees, including our CEO and CFO, requires all Progenics personnel to act in the best interests of the Company consistent with their duty of loyalty to it, including by avoiding situations and relationships that involve actual or potential conflicts of interest. Situations that could be perceived as conflicts of interest include related party transactions. Our Code of Business Ethics and Conduct requires our personnel who believe they are involved in or become aware of a potential conflict of interest to discuss the matter with the individual’s manager and our General Counsel. Our Audit Committee is required and empowered to meet with our management and independent auditors to review all related party transactions that would be required to be disclosed in our annual proxy statement for potential conflicts of interest situations and, on an ongoing basis, approve such transactions. The Audit Committee’s policy is to approve only those transactions that are in the best interests of our stockholders. In addition, our Nominating and Corporate Governance Committee is required and empowered to conduct any and all investigations into alleged violations of our Corporate Governance Guidelines or Code of Business Ethics and Conduct, and present the results of such investigations to our Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of the reports under Section 16(a) of the Exchange Act and representations furnished to us with respect to the last fiscal year, we believe that each of the persons required to file such reports is in compliance with all applicable filing requirements other than as follows. Five Forms 4 for the grant of options to purchase shares of our common stock issued to Mr. Baker (175,000 options), Mr. Fabbio (82,500 options), Mr. Summer (82,500 options), Mr. Tenbarge (66,000 options), and Dr. Wong (82,500 options) were not timely filed due to an administrative oversight. All of the Forms 4 were subsequently filed two days after the original filing due date. We continue to monitor the effectiveness of our policies and procedures designed to ensure compliance with Section 16 reporting requirements.

Transactions in Stock by Insiders

We have established stock transaction guidelines governing the way in which persons who may be considered insiders (directors, executive officers and certain key employees who we may designate from time to time) may affect transactions in shares of our common stock. From time to time, insiders may engage in transactions in our common stock in accordance with these guidelines following applicable SEC rules or in pre-arranged stock trading (or 10b5-1) plans.

Rule 10b5-1 plans enable persons who may be considered insiders to establish written pre-arranged stock trading plans which are designed to enable the person to arrange for stock transactions to be executed by a third party (such as a broker) on his or her behalf without violating securities laws prohibiting trading on the basis of material, non-public information. The plans establish predetermined trading parameters (amount, price and date of transactions) that do not permit the person adopting the plan to exercise any subsequent influence over how, when or whether to effect trades. These plans also permit our insiders to gradually diversify their investment portfolios or increase their ownership interest in us and may minimize the market impact of stock trades by spreading them over an extended period of time.

Stockholder Proposals

SEC rules provide that certain stockholder proposals must be included in the Proxy Statement for our Annual Meeting. For a proposal to be considered for inclusion in next year’s Proxy Statement, it must be submitted in writing to our Corporate Secretary no later than December 28, 2018. If we receive notice after that date of a stockholder’s intent to present a proposal at our 2018 Annual Meeting, we will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in our proxy materials.

Householding of Proxy Materials

In order to reduce printing costs and postage fees, we mail only one copy of the Notice and/or the Annual Report and Proxy Statement to any one address, unless we receive contrary instructions from any stockholder at that address (known as “householding”).

We will deliver upon written or oral request a separate copy of the Notice and/or the Annual Report and Proxy Statement to any stockholder at a shared address to which a single copy of these materials was delivered. If you are a stockholder of record, you may contact us by writing c/o the Corporate Secretary at our corporate headquarters located at One World Trade Center, 47th Floor, Suite J, New York, NY 10007 or by calling us at 646-975-2500. If you are a beneficial but not record owner, you can request additional copies, or you can request householding, by notifying your broker, bank, or nominee.

Other Business

The Board knows of no other business to be acted upon at the Meeting. If any other business properly comes before the Meeting, however, it is the intention of the persons named in the enclosed Proxy Card to vote on such matters as recommended by the Board.

We will appreciate the prompt return of your proxy, which will be helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Meeting, please follow the instructions on the Notice and submit your proxy.

By order of the Board of Directors,

/s/ Mark R. Baker
MARK R. BAKER
Chief Executive Officer

New York, New York
April 30, 2018

Appendix A

PROGENICS PHARMACEUTICALS, INC.

2018 PERFORMANCE INCENTIVE PLAN

1.	PURPOSE OF PLAN

The purpose of this Progenics Pharmaceuticals, Inc. 2018 Performance Incentive Plan (this “Plan”) of Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), is to promote the success of the Corporation by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons and to enhance the alignment of the interests of the selected participants with the interests of the Corporation’s stockholders.

2.	ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

3.	PLAN ADMINISTRATION

3.1

The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees (or subcommittees, as the case may be) appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other applicable law, to one or more officers of the Corporation, its authority under this Plan. The Board or another committee (within its delegated authority) may delegate different levels of authority to different committees or persons with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

3.2

Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within any express limits on the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a)	determine eligibility and, from among those persons determined to be eligible, determine the particular Eligible Persons who will receive an award under this Plan;

(b)

grant awards to Eligible Persons, determine the price (if any) at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons (in the case of securities-based awards), determine the other specific terms and conditions of awards consistent with the express limits of this Plan, establish the installment(s) (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance-based exercisability or vesting requirements, determine the circumstances in which any performance-based goals (or the applicable measure of performance) will be adjusted and the nature and impact of any such adjustment, determine the extent (if any) to which any applicable exercise and vesting requirements have been satisfied, establish the events (if any) on which exercisability or vesting may accelerate (which may include, without limitation, retirement and other specified terminations of employment or services, or other circumstances), and establish the events (if any) of termination, expiration or reversion of such awards;

(c)	approve the forms of any award agreements (which need not be identical either as to type of award or among participants);

(d)

construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, make any and all determinations under this Plan and any such agreements, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)	cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f)

accelerate, waive or extend the vesting or exercisability, or modify or extend the term of, any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a retirement or other termination of employment or services, or other circumstances) subject to any required consent under Section 8.6.5;

(g)

adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise waive or change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 (and subject to the no repricing provision below);

(h)

determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action to approve the award (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action approving the award);

(i)

determine whether, and the extent to which, adjustments are required pursuant to Section 7.1 hereof and take any other actions contemplated by Section 7 in connection with the occurrence of an event of the type described in Section 7;

(j)	acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no repricing provision below); and

(k)	determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

3.3

Prohibition on Repricing. Notwithstanding anything to the contrary in Section 3.2 and except for an adjustment pursuant to Section 7.1 or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.

3.4

Binding Determinations. Any determination or other action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan (or any award made under this Plan) and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any other Administrator, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time. Neither the Board nor any other Administrator, nor any member thereof or person acting at the direction thereof, nor the Corporation or any of its Subsidiaries, shall be liable for any damages of a participant should an option intended as an ISO (as defined below) fail to meet the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to ISOs, should any other award(s) fail to qualify for any intended tax treatment, should any award grant or other action with respect thereto not satisfy Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or otherwise for any tax or other liability imposed on a participant with respect to an award.

3.5

Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.6	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

4.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1

Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2

Aggregate Share Limit. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to the sum of the following:

(1)	4,800,000 shares of Common Stock, plus

(2)

the number of shares of Common Stock available for additional award grant purposes under the Corporation’s 2005 Stock Incentive Plan (as amended effective June 17, 2014) (the “2005 Plan”) as of the date of stockholder approval of this Plan (the “Stockholder Approval Date”) and determined immediately prior to the termination of the authority to grant new awards under the 2005 Plan as of the Stockholder Approval Date, plus

(3)

the number of any shares subject to stock options granted under the 2005 Plan and outstanding on the Stockholder Approval Date which expire, or for any reason are cancelled or terminated, after the Stockholder Approval Date without being exercised (which, for purposes of clarity, shall become available for award grants under this Plan on a one-for-one basis), plus

(4)

the number of any shares subject to restricted stock and restricted stock unit awards granted under the 2005 Plan that are outstanding and unvested on the Stockholder Approval Date that are forfeited, terminated, cancelled or otherwise reacquired by the Corporation without having become vested, provided that in order to take the Full-Value Award ratio below into account, each share subject to any such award shall be credited as one and forty-two one-hundredths (1.42) shares when determining the number of shares that shall become available for new awards under this Plan.

provided that in no event shall the Share Limit exceed 14,103,201 shares (which is the sum of the 4,800,000 shares set forth above, plus the number of shares available under the 2005 Plan for additional award grant purposes as of the Effective Date (as such term is defined in Section 8.6.1), plus the aggregate number of shares subject to awards previously granted and outstanding under the 2005 Plan as of the Effective Date, with any shares subject to restricted stock and restricted stock unit awards outstanding under the 2005 Plan being taken into account based on the share-counting ratio for such awards under clause (4) above).

Shares issued in respect of any “Full-Value Award” granted under this Plan shall be counted against the foregoing Share Limit as one and forty-two one-hundredths (1.42) shares for every one share issued in connection with such award. (For example, if a stock bonus of 100 shares of Common Stock is granted under this Plan, 142 shares shall be counted against the Share Limit in connection with that award.)  For this purpose, a “Full-Value Award” means any award that is not a stock option grant or a stock appreciation right grant.

4.3	Additional Share Limits. The following limits also apply with respect to awards granted under this Plan. These limits are in addition to, not in lieu of, the aggregate Share Limit in Section 4.2.

(a)	The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 4,800,000 shares.

(b)

Awards that are granted under this Plan during any one calendar year to any person who, on the grant date of the award, is a non-employee director are subject to the limits of this Section 4.3(b). The maximum number of shares of Common Stock subject to those awards that are granted under this Plan during any one calendar year to an individual who, on the grant date of the award, is a non-employee director is 100,000 shares; provided that this limit is 200,000 shares as to (1) a non-employee director who is serving as the independent Chair of the Board or as a lead independent director at the time the applicable grant is made or (2) any new non-employee director for the calendar year in which the non-employee director is first elected or appointed to the Board. For purposes of this Section 4.3(b), a “non-employee director” is an individual who, on the grant date of the award, is a member of the Board who is not then an officer or employee of the Corporation or one of its Subsidiaries. The limits of this Section 4.3(b) do not apply to, and shall be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Corporation or one of its Subsidiaries. The limits of this Section 4.3(b) apply on an individual basis and not on an aggregate basis to all non-employee directors as a group.

4.4	Share-Limit Counting Rules. The Share Limit shall be subject to the following provisions of this Section 4.4:

(a)

Shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan.

(b)

To the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right granted under this Plan, the number of shares as to which such exercise relates shall be counted against the Share Limit. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised in full at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be counted against the Share Limit with respect to such exercise.)

(c)

Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award granted under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any award granted under this Plan, shall be counted against the Share Limit and shall not be available for subsequent awards under this Plan.

(d)

To the extent that an award granted under this Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan.

(e)	The Corporation may not increase the Share Limit by repurchasing shares of Common Stock on the market (by using cash received through the exercise of stock options or otherwise).

Refer to Section 8.10 for application of the share limits of this Plan, including the limits in Sections 4.2 and 4.3, with respect to assumed awards. Each of the numerical limits and references in Sections 4.2 and 4.3, and in this Section 4.4, is subject to adjustment as contemplated by Section 4.3, Section 7 and Section 8.10. The share limits of Section 4.3 shall be applied on a one-for-one basis without applying the Full-Value Award premium counting rule taken into account in determining the Share Limit.

4.5

No Fractional Shares; Minimum Issue. Unless otherwise expressly provided by the Administrator, no fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. The Administrator may from time to time impose a limit (of not greater than 100 shares) on the minimum number of shares that may be purchased or exercised as to awards (or any particular award) granted under this Plan unless (as to any particular award) the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

5.	AWARDS

5.1

Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

5.1.1     Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The agreement evidencing the grant of an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.4.

5.1.2     Additional Rules Applicable to ISOs. To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted. If an otherwise-intended ISO fails to meet the applicable requirements of Section 422 of the Code, the option shall be a nonqualified stock option.

5.1.3     Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award, which base price shall be set forth in the applicable award agreement and shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the SAR. The maximum term of a SAR shall be ten (10) years.

5.1.4     Other Awards; Dividend Equivalent Rights. The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, restricted stock units, deferred shares, phantom stock or similar rights to purchase or acquire shares, whether at a fixed or variable price (or no price) or fixed or variable ratio related to the Common Stock, and any of which may (but need not) be fully vested at grant or vest upon the passage of time, the occurrence of one or more events, the satisfaction of performance criteria or other conditions, or any combination thereof; or (b) cash awards. The types of cash awards that may be granted under this Plan include the opportunity to receive a payment for the achievement of one or more goals established by the Administrator, on such terms as the Administrator may provide, as well as discretionary cash awards. Dividend equivalent rights may be granted as a separate award or in connection with another award under this Plan; provided, however, that dividend equivalent rights may not be granted as to a stock option or SAR granted under this Plan. In addition, any dividends and/or dividend equivalents as to the portion of an award that is subject to unsatisfied vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable vesting requirements are not satisfied.

5.2

Award Agreements. Each award shall be evidenced by a written or electronic award agreement or notice in a form approved by the Administrator (an “award agreement”), and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require.

5.3

Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions (if any) as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.4

Consideration for Common Stock or Awards. The purchase price (if any) for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

(a)	services rendered by the recipient of such award;

(b)	cash, check payable to the order of the Corporation, or electronic funds transfer;

(c)	notice and third party payment in such manner as may be authorized by the Administrator;

(d)	the delivery of previously owned shares of Common Stock;

(e)	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

(f)

subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay any purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

5.5

Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) for a share of Common Stock on the NASDAQ Stock Market (the “Market”) for the date in question or, if no sales of Common Stock were reported on the Market on that date, the closing price (in regular trading) for a share of Common Stock on the Market for the next preceding day on which sales of Common Stock were reported on the Market. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the closing price (in regular trading) for a share of Common Stock on the Market on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock on the Market for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Market as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.6	Transfer Restrictions.

5.6.1     Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.6 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.6.2     Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

5.6.3     Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.6.1 shall not apply to:

(a)	transfers to the Corporation (for example, in connection with the expiration or termination of the award);

(b)

the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution;

(c)	subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if received by the Administrator;

(d)	if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative; or

(e)

the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and any limitations imposed by the Administrator.

5.7

International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator from time to time. The awards so granted need not comply with other specific terms of this Plan, provided that stockholder approval of any deviation from the specific terms of this Plan is not required by applicable law or any applicable listing agency.

6.	EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

6.1

General. The Administrator shall establish the effect (if any) of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries, is not a member of the Board, and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2

Events Not Deemed Terminations of Employment. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, or except as otherwise required by applicable law, the employment relationship shall not be considered terminated in the case of: (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of any applicable maximum term of the award.

6.3

Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Eligible Person’s award(s) in connection with such transaction.

7.	ADJUSTMENTS; ACCELERATION

7.1	Adjustments.

(a)

Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, conversion or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust: (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan); (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards; (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards; and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

(b)

Without limiting the generality of Section 3.4, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2	Corporate Transactions - Assumption and Termination of Awards.

(a)

Upon any event in which the Corporation does not survive, or does not survive as a public company in respect of its Common Stock (including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Corporation, in any case in connection with which the Corporation does not survive or does not survive as a public company in respect of its Common Stock), then the Administrator may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of any or all outstanding awards or the cash, securities or property deliverable to the holder of any or all outstanding awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence in connection with which the Administrator has made provision for the award to be terminated (and the Administrator has not made a provision for the substitution, assumption, exchange or other continuation or settlement of the award): (1) unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested,      all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award (with any performance goals applicable to the award in each case being deemed met, unless otherwise provided in the award agreement, at the “target” performance level); and (2) each award (including any award or portion thereof that, by its terms, does not accelerate and vest in the circumstances) shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

(b)

Without limiting the preceding paragraph, in connection with any event referred to in the preceding paragraph or any change in control event defined in any applicable award agreement, the Administrator may, in its discretion, provide for the accelerated vesting of any award or awards as and to the extent determined by the Administrator in the circumstances.

(c)

For purposes of this Section 7.2, an award shall be deemed to have been “assumed” if (without limiting other circumstances in which an award is assumed) the award continues after an event referred to above in this Section 7.2, and/or is assumed and continued by the surviving entity following such event (including, without limitation, an entity that, as a result of such event, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)), and confers the right to purchase or receive, as applicable and subject to vesting and the other terms and conditions of the award, for each share of Common Stock subject to the award immediately prior to the event, the consideration (whether cash, shares, or other securities or property) received in the event by the stockholders of the Corporation for each share of Common Stock sold or exchanged in such event (or the consideration received by a majority of the stockholders participating in such event if the stockholders were offered a choice of consideration); provided, however, that if the consideration offered for a share of Common Stock in the event is not solely the ordinary common stock of a successor corporation or a Parent, the Administrator may provide for the consideration to be received upon exercise or payment of the award, for each share subject to the award, to be solely ordinary common stock of the successor corporation or a Parent equal in fair market value to the per share consideration received by the stockholders participating in the event.

(d)

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award. In the case of an option, SAR or similar right as to which the per share amount payable upon or in respect of such event is less than or equal to the exercise or base price of the award, the Administrator may terminate such award in connection with an event referred to in this Section 7.2 without any payment in respect of such award.

(e)

In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration and/or termination to occur immediately prior to the applicable event and, in such circumstances, will reinstate the original terms of the award if an event giving rise to an acceleration and/or termination does not occur.

(f)	Without limiting the generality of Section 3.4, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

(g)

The Administrator may override the provisions of this Section 7.2 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in this Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

7.3

Definition of Change in Control. With respect to a particular award granted under this Plan, a “Change in Control” shall be deemed to have occurred as of the first day, after the date of grant of the particular award, that any one or more of the following conditions shall have been satisfied:

(a)

The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then-outstanding shares of Common Stock of the Corporation (the “Outstanding Corporation Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any affiliate of the Corporation or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (c)(1), (2) and (3) below;

(b)

Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)

Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Corporation Common Stock and the Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, a Parent, as defined above) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Corporation Common Stock and the Outstanding Corporation Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 30% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)

Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation other than in the context of a transaction that does not constitute a Change in Control Event under clause (c) above.

8.	OTHER PROVISIONS

8.1

Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including, but not limited to, state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2

No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3

No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4

Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5

Tax Withholding. Upon any exercise, vesting, or payment of any award, or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any award, arrangements satisfactory to the Corporation shall be made to provide for any taxes the Corporation or any of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment. Such arrangements may include (but are not limited to) any one of (or a combination of) the following:

(a)

The Corporation or one of its Subsidiaries shall have the right to require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of the amount of any taxes which the Corporation or one of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment.

(b)

The Corporation or one of its Subsidiaries shall have the right to deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant’s personal representative or beneficiary, as the case may be) the amount of any taxes which the Corporation or one of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment.

(c)

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy any applicable withholding obligation on exercise, vesting or payment.

8.6	Effective Date, Termination and Suspension, Amendments.

8.6.1     Effective Date. This Plan is effective as of March 28, 2018, the date of its approval by the Board (the “Effective Date”). This Plan shall be submitted for and subject to stockholder approval no later than twelve months after the Effective Date. Unless earlier terminated by the Board and subject to any extension that may be approved by stockholders, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated termination date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2     Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3     Stockholder Approval. To the extent then required by applicable law or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

8.6.4     Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the no-repricing provision of Section 3.3.

8.6.5     Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7

Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8	Governing Law; Severability.

8.8.1     Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware, notwithstanding any Delaware or other conflict of law provision to the contrary.

8.8.2     Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.9

Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10

Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect adjustments giving effect to the assumption or substitution consistent with any conversion applicable to the common stock (or the securities otherwise subject to the award) in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted or assumed by an acquired company (or previously granted or assumed by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11

Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12

No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect, or restrict in any way the right or power of the Corporation or any Subsidiary (or any of their respective shareholders, boards of directors or committees thereof (or any subcommittees), as the case may be) to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, (f) any other award, grant, or payment of incentives or other compensation under any other plan or authority (or any other action with respect to any benefit, incentive or compensation), or (g) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action. Awards need not be structured so as to be deductible for tax purposes.

8.13

Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans, arrangements or authority of the Corporation or its Subsidiaries.

8.14

Clawback Policy. The awards granted under this Plan are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Common Stock or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM EDT the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM EDT the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON
Attend the Annual Shareholders Meeting at 10:00 AM EDT on Wednesday, June 13, 2018.
The Company's offices are located at
One World Trade Center, 47th Floor
New York, NY 10007
You must RSVP that you will attend the meeting in person by sending an e-mail with your contact information to investor.relations@progenics.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E47523-P01514

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PROGENICS PHARMACEUTICALS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Peter J. Crowley	☐	☐	☐
1b. Mark R. Baker	☐	☐	☐
1c. Bradley L. Campbell	☐	☐	☐
1d. Karen J. Ferrante	☐	☐	☐
1e. Michael D. Kishbauch	☐	☐	☐
1f. David A. Scheinberg	☐	☐	☐
1g. Nicole S. Williams	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	**For**	**Against**	**Abstain**
2. Approving, on an advisory basis, the compensation of the Company's named executive officers as disclosed in this year's Proxy Statement.	☐	☐	☐
3. Ratifying the Board's selection of Ernst & Young LLP to serve as the Company's independent registered public accounting firm for 2018.	☐	☐	☐
4. Approving the 2018 Performance Incentive Plan.	☐	☐	☐
The Board of Directors recommends you vote AGAINST proposal 5.			
5. Considering the Stockholder Proposal.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

E47524-P01514

PROGENICS PHARMACEUTICALS, INC.
Annual Meeting of Stockholders
June 13, 2018 10:00 AM EDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Mark R. Baker and Patrick Fabbio, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PROGENICS PHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM EDT on June 13, 2018 at the Company's offices at One World Trade Center, 47th Floor, New York, NY 10007 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

(Continued and to be signed on reverse side)